                                             Filed pursuant to Rule 424(b)2
                                             Registration No. 33-45756



PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 20, 1992)

                                  $250,000,000
                                ITT CORPORATION
                     SUBJECT TO THE SATISFACTION OF CERTAIN
                      CONDITIONS, TO BE REINCORPORATED AS

                              ITT INDUSTRIES, INC.
                     7.40% DEBENTURES DUE NOVEMBER 15, 2025
                            ------------------------
                    Interest payable May 15 and November 15
                            ------------------------
FOLLOWING THE DISTRIBUTION (AS DEFINED HEREIN), WHICH IS EXPECTED TO OCCUR PRIOR TO DECEMBER 31, 1995, SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS, ITT
 CORPORATION, A DELAWARE CORPORATION, WILL BE REINCORPORATED AS ITT INDUSTRIES, INC., AN INDIANA CORPORATION. THE DEBENTURES WILL BE THE OBLIGATION OF ITT
  INDUSTRIES, INC. FOLLOWING THE DISTRIBUTION. THE DEBENTURES WILL BE
  REDEEMABLE IN WHOLE OR IN PART, AT THE OPTION OF ITT INDUSTRIES, INC. AT
    ANY TIME, AT A REDEMPTION PRICE EQUAL TO THE GREATER OF (I) 100% OF
    THEIR PRINCIPAL AMOUNT AND (II) THE SUM OF THE PRESENT VALUES OF THE
     REMAINING SCHEDULED PAYMENTS OF PRINCIPAL AND INTEREST THEREON
      DISCOUNTED TO THE DATE OF REDEMPTION ON A SEMIANNUAL BASIS (ASSUMING
      A 360-DAY YEAR CONSISTING OF TWELVE 30-DAY MONTHS) AT THE TREASURY
       YIELD (AS DEFINED HEREIN) PLUS 20 BASIS POINTS, PLUS IN EACH CASE
       ACCRUED INTEREST TO THE DATE OF REDEMPTION. THE DEBENTURES WILL
        BE REPRESENTED BY A GLOBAL SECURITY REGISTERED IN THE NAME OF
        THE DEPOSITORY TRUST COMPANY ("DEPOSITARY") OR ITS NOMINEE.
        BENEFICIAL INTERESTS IN THE GLOBAL SECURITY WILL BE SHOWN ON,
        AND TRANSFERS THEREOF WILL BE EFFECTED THROUGH, RECORDS
        MAINTAINED BY THE DEPOSITARY OR ITS PARTICIPANTS. EXCEPT AS
          DESCRIBED HEREIN, DEBENTURES IN DEFINITIVE FORM WILL NOT BE
          ISSUED. SEE "DESCRIPTION OF DEBENTURES".

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
           SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                       PRICE 99.950% AND ACCRUED INTEREST
                            ------------------------

                                                                UNDERWRITING
                                            PRICE TO            DISCOUNT AND        PROCEEDS TO
                                            PUBLIC(1)           COMMISSIONS(2)     COMPANY(1)(3)
                                          -------------         -------------      -------------
Per Debenture..........................      99.950%                .875%             99.075%
Total..................................   $249,875,000           $2,187,500        $247,687,500

---------------
    (1) Plus accrued interest, if any, from November 15, 1995.
    (2) ITT Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
    (3) Before deducting expenses payable by ITT Corporation estimated at $310,000.
                            ------------------------

     The Debentures are offered, subject to prior sale, when, as and if accepted by the several Underwriters and subject to approval of certain legal matters by Cravath, Swaine & Moore, counsel for the Underwriters. It is expected that delivery of the Debentures will be made on or about November 15, 1995 through the book-entry facilities of the Depositary against payment therefor in immediately available funds.
                            ------------------------
LAZARD FRERES & CO. LLC    LEHMAN BROTHERS                  MORGAN STANLEY & CO.
                                                               Incorporated
November 10, 1995

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO PERSON IS AUTHORIZED BY ITT CORPORATION OR BY THE UNDERWRITERS OR ANY DEALER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE ON WHICH SUCH INFORMATION IS GIVEN.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                             PAGE
                                                                                           ------
                                      PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..............................................................    S-3
Summary Financial and Operating Data.......................................................    S-5
Use of Proceeds............................................................................    S-6
Ratio of Earnings to Fixed Charges.........................................................    S-6
Forecasted Capitalization..................................................................    S-7
ITT Industries Unaudited Pro Forma Consolidated Financial Statements.......................    S-9
ITT Industries Management's Discussion and Analysis of Financial Condition and Results
  of Operations............................................................................   S-12
Business of ITT Industries.................................................................   S-21
The Distribution...........................................................................   S-30
The Reincorporation of ITT.................................................................   S-31
Relationship Between ITT Industries, ITT Destinations and ITT Hartford After the
  Distribution.............................................................................   S-32
Description of the Debentures..............................................................   S-34
Underwriting...............................................................................   S-37
Incorporation of Certain Documents by Reference............................................   S-37
Legal Opinions.............................................................................   S-38
Experts....................................................................................   S-38
Index to Financial Statements and Schedules................................................    F-1

                                           PROSPECTUS
Incorporation of Certain Documents by Reference............................................      2
Available Information......................................................................      2
ITT........................................................................................      2
Use of Proceeds............................................................................      3
Ratio of Earnings to Fixed Charges.........................................................      3
Description of Debt Securities.............................................................      3
Description of Warrants....................................................................      8
Plan of Distribution.......................................................................      9
Legal Opinions.............................................................................     10
Experts....................................................................................     10

                         PROSPECTUS SUPPLEMENT SUMMARY

     This Summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus.

                                      ITT

     ITT Corporation is a Delaware corporation which, until December 31, 1983, was known as International Telephone and Telegraph Corporation. It is the successor (since 1968) to a Maryland corporation incorporated in 1920. Unless the context otherwise indicates, references herein to ITT Corporation ("ITT") include its subsidiaries.

     ITT is a diversified enterprise engaged directly and through its subsidiaries in three major business areas: Insurance, Industries and Hospitality, Entertainment and Information Services. For financial statement purposes, ITT's Insurance, Hospitality, Entertainment and Information Services businesses are treated as discontinued operations. As more fully described below, after the Distribution (as hereafter defined) the Debentures will represent the obligations of ITT Industries, Inc., an Indiana corporation ("ITT Industries"), as successor by merger to ITT. See "THE DISTRIBUTION" below. ITT has approximately 110,000 employees.

     ITT's principal executive offices are presently located at 1330 Avenue of the Americas, New York, NY 10019-5490 and, following the Distribution, the principal executive offices of ITT Industries will be located at 4 West Red Oak Lane, White Plains, NY 10604.

                                THE DISTRIBUTION

     At a special meeting of shareholders of ITT held on September 21, 1995, the shareholders approved a group of separate but related proposals to divide ITT into its three separate areas: (i) Insurance, (ii) Industries and (iii) Hospitality, Entertainment and Information Services.

     These proposals provide for the proposed distribution (the "Distribution") to ITT's shareholders of all the shares of common stock of ITT Destinations, Inc. ("ITT Destinations"), which is a wholly owned subsidiary of ITT, and all the shares of common stock of ITT Hartford Group, Inc. ("ITT Hartford"), which is also a wholly owned subsidiary of ITT. In the Distribution, holders of ITT Common Stock will receive one share of ITT Destinations Common Stock and one share of ITT Hartford Common Stock for every one share of ITT Common Stock held. The Distribution will separate ITT into three publicly owned companies. In addition, as part of the Distribution, ITT will change its name to ITT Industries, Inc. ("ITT Industries") and ITT Destinations will change its name to ITT Corporation. In connection with the Distribution, ITT (which is now a Delaware corporation) also will reincorporate in Indiana. After the Distribution, ITT Industries will continue to conduct the automotive, defense and electronics, and fluid technology businesses of ITT. ITT Destinations, renamed ITT Corporation, will continue to conduct the Hospitality, Entertainment and Information Services businesses of ITT. ITT Hartford will continue to conduct the insurance businesses of ITT.

     The Distribution is subject to various conditions, including (i) receipt of a favorable ruling from the Internal Revenue Service as to certain federal income tax consequences of the Distribution and (ii) all necessary consents of any governmental or regulatory bodies having been obtained. A complete description of the conditions precedent to the Distribution is contained in the Proxy Statement for the Special Meeting of ITT Corporation Stockholders on September 21, 1995 (the "Proxy"), which is incorporated herein by reference. ITT currently expects the Distribution to occur prior to December 31, 1995; however, there can be no assurance that the Distribution will occur prior to that date or at all.

     For information concerning the contemplated offering by ITT Destinations of debt securities to be guaranteed by ITT until the completion of the Distribution, see "THE DISTRIBUTION -- TREATMENT OF CERTAIN DEBT INSTRUMENTS".

                                 ITT INDUSTRIES

     After the Distribution, ITT Industries will be engaged, directly and through its subsidiaries, in the design and manufacture of a wide range of high technology products, focused on the three principal business segments of automotive, defense and electronics, and fluid technology. ITT Industries is a substantial worldwide enterprise with 1994 sales of $7.8 billion, of which approximately half is produced or sold outside the United States, and which would rank ITT Industries among the top 200 companies in the "Fortune 500". With approximately 58,000 employees based in over 40 countries, ITT Industries' companies sell products in over 100 countries under a variety of highly regarded brand names coupled with the ITT trademark. Each of its three principal business units is recognized internationally as a leader in its chosen field and competes based on the skills of its people in technical leadership, customer relations and manufacturing proficiency.

     ITT Automotive is one of the largest independent suppliers of automotive systems and components to vehicle manufacturers worldwide with 1994 sales of $4.8 billion. Through operations located in Europe, North and South America and joint ventures and licensees in Asia, ITT Automotive designs, engineers and manufactures a broad range of automotive systems and components under two major worldwide product groupings. The Brake and Chassis Systems group, with annual sales approaching $3 billion, represents the world's largest array of expertise in braking and chassis system capabilities, including anti-lock brake ("ABS") and traction control systems ("TCS"), chassis systems, foundation brake components, fluid handling products and Koni shock absorbers. In 1994, ITT Automotive maintained its position as a leading global supplier of four-wheel ABS and TCS, sales of which exceeded $1 billion for the second consecutive year. The Body and Electrical Systems group, with sales approaching $2 billion annually, produces automotive products, such as door and window assemblies, wiper module assemblies, seat systems, air management systems, switches and fractional horsepower DC motors. During 1994, ITT Automotive substantially increased its previously established position as a leading producer of electric motors and wiper systems, through the acquisition from General Motors of its motors and actuators business unit, now renamed ITT Automotive Electrical Systems, Inc.

     ITT Defense & Electronics companies, with 1994 sales of $1.5 billion, develop, manufacture and support high technology electronic systems and components for defense and commercial markets on a worldwide basis with operations in North America, Europe and Asia. Defense market products include tactical communications equipment, electronic warfare systems, night vision devices, radar, space payloads and operations and management services. Commercial products include interconnect products such as connectors, switches and cable assemblies and night vision devices. ITT Defense & Electronics enjoys a leadership position in certain products that are expected to be critical to the armed forces in the 21st century, particularly products that facilitate communications in the forward area battlefield, night vision devices that enable soldiers to conduct night combat operations and electronic systems that protect allied forces from enemy radar controlled missiles. In addition, through its international field engineering business, ITT Defense & Electronics is well positioned to gain from trends to commercialize and outsource military support operations. In the interconnect products market, ITT Cannon maintains a position as one of the world's top ten connector companies based on revenue and is a leading supplier to the military/aerospace and industrial sectors.

     ITT Fluid Technology, with 1994 sales of $1.1 billion, is a worldwide leader in the design, development, production and sale of products, systems and services used to move, handle, transfer, control and contain fluids of all kinds. Operating in more than 100 countries, ITT Fluid Technology is a leading supplier of pumps, valves, heat exchangers, mixers, instruments and controls for the management of fluids. Its major unit is ITT Flygt, which is headquartered in Sweden and is a pioneer in submersible technology and the world leader in submersible pumping and mixing products. Other units hold market leadership positions in a number of product/market segments under long-established, strong brand names such as AC Pump, Barton, Bell & Gossett, Cam-tite and Dia-Flo valves, McDonnell & Miller, Jabsco, Marlow and others. In 1994, ITT acquired Richter Chemie-Technik GmbH, a leading German producer of specialized pumps and valves to handle the flow of high temperature corrosive liquid and gaseous media.

     In connection with the Distribution, D. Travis Engen, who is currently Executive Vice President of ITT, will become Chairman, President and Chief Executive Officer of ITT Industries, and certain persons who are currently directors of ITT will serve as directors of ITT Industries. ITT management expects that in addition to Mr. Engen, most of the other executive officers of ITT Industries will be drawn from the current management of ITT or subsidiaries of ITT.

                                 ITT INDUSTRIES

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following table summarizes certain selected consolidated financial data of ITT Industries which has been derived from the Consolidated Financial Statements of ITT Industries for the five years ended December 31, 1994, and the nine months ended September 30, 1995 and 1994. The Distribution has been recorded as a discontinuance of the businesses of ITT Destinations and ITT Hartford in the consolidated financial statements of ITT Industries (currently ITT Corporation) contained herein. The information set forth below should be read in conjunction with the information set forth under "ITT INDUSTRIES UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS", "ITT INDUSTRIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and ITT Industries' Consolidated Financial Statements and the Notes thereto included in this Prospectus Supplement and in the Proxy, which is incorporated herein by reference. The following information is qualified in its entirety by the information and financial statements appearing elsewhere in this Prospectus Supplement and in the Proxy, which is incorporated by reference herein.

                                      NINE MONTHS
                                  ENDED SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                ------------------------      -------------------------------------------------
                                  1995           1994          1994      1993      1992        1991      1990
                                ---------      ---------      -------   -------   -------     -------   -------
                                ($ IN MILLIONS)
INCOME STATEMENT DATA:
Net Sales.....................  $   6,633      $   5,590      $ 7,758   $ 6,621   $ 6,845     $ 6,430   $ 6,972
Income from Continuing
  Operations..................  $      37(1)   $     118      $   202   $   135   $   655(2)  $   231   $   521
BALANCE SHEET DATA:
Total Assets..................  $  13,577      $  11,668      $11,035   $12,981   $12,560     $13,283   $12,810
Long-Term Debt, including
  Capital Leases..............  $     801      $   1,987      $ 1,712   $ 1,994   $ 2,272     $ 2,323   $ 2,357
Debt excluding Discontinued
  Operations..................  $   2,275      $   2,721      $ 2,640   $ 2,971   $ 2,792     $ 2,717   $ 2,657
Stockholders Equity(3)........  $   8,061      $   6,898      $ 6,835   $ 7,650   $ 7,247     $ 9,173   $ 8,546
OPERATING DATA:
Operating Income..............  $     337      $     262      $   418   $   229   $    19     $   158   $   305
EBITDA(4).....................  $     659      $     547      $   791   $   552   $   334     $   453   $   564
Cash from Continuing Operating
  Activities(5)...............  $     216      $     253      $   637   $   628   $   633     $   702   $   455

---------------
(1) Includes charge of $111 million after tax for provisions for the planned disposal of ITT Semiconductors and of ITT Community Development Corporation.

(2) Includes $622 million after tax gain from the sale of the equity interest in Alcatel N.V.

(3) Excluding unrealized loss on debt and equity securities per SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

(4) EBITDA is presented here as an alternative measure of the ability of ITT Industries to generate cash flow and should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined on the Consolidated Cash Flow Statements in ITT Industries' Consolidated Financial Statements contained herein).

(5) Amounts are as determined on the Consolidated Cash Flow Statements in ITT Industries' Consolidated Financial Statements contained herein.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debentures will be applied to the repayment of short-term debt, currently having a weighted-average interest rate of approximately 5.85% and a weighted-average maturity of approximately eight days. Such short-term debt was incurred primarily to repurchase in July 1995 $3.4 billion aggregate principal amount of public debt securities. See "ITT INDUSTRIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- LIQUIDITY AND CAPITAL RESOURCES".

                       RATIO OF EARNINGS TO FIXED CHARGES

NINE MONTHS ENDED              YEAR ENDED DECEMBER 31,
  SEPTEMBER 30,       -----------------------------------------
      1995            1994     1993     1992     1991     1990
-----------------     -----    -----    -----    -----    -----
       1.57(1)        3.40     2.05     5.27     1.99     5.31

---------------
(1) Includes after-tax provisions of $111 million for the expected losses on the disposals of ITT Semiconductors and ITT Community Development Corporation. Excluding these provisions, the ratio was 2.66.

     The ratios of earnings to fixed charges for ITT and set forth above reflect the businesses of ITT Destinations and ITT Hartford as discontinued operations for all periods presented. These computations include the continuing operations of ITT and its subsidiaries, and 50% or less equity companies. For the purpose of these ratios, "earnings" is determined by adding "fixed charges" (excluding interest capitalized), income taxes, minority common stockholders equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings of companies in which at least 20% but less than 50% equity is owned. For this purpose, "fixed charges" consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

                           FORECASTED CAPITALIZATION

     The following table sets forth the consolidated capitalization of ITT Industries as of September 30, 1995 on a historical basis, forecasted as to December 31, 1995 (the approximate date of the Distribution), and as adjusted to give effect to the Distribution and the transactions contemplated thereby, including the allocation of indebtedness discussed under "THE
DISTRIBUTION -- TREATMENT OF CERTAIN DEBT INSTRUMENTS". The significant assumptions used to calculate the forecasted capitalization are described below. The following data is qualified in its entirety by the financial statements of ITT Industries and other information contained elsewhere in this Prospectus Supplement.

                                                                                                 (1)
                                                         SEPTEMBER 30,      FORECASTED        PRO FORMA
                                                              1995        AT DECEMBER 31,       AFTER
                                                             ACTUAL            1995         DISTRIBUTION
                                                         --------------   ---------------   -------------
                                                                         ($ IN MILLIONS)
Cash and Cash Equivalents..............................     $    183          $   111          $   111
                                                            ========          =======          =======
Debt other than the Debentures.........................        2,275            1,311            1,311
7.40% Debentures Due November 15, 2025.................           --              250              250
Stockholders Equity --
     Common Stock......................................          116              119              119
     Capital Surplus...................................          685              832              705
     Cumulative Translation Adjustment.................          (36)             (36)             (36)
     Unrealized Loss on Securities, Net of Tax (2).....         (111)            (111)              --
     Retained Earnings.................................        7,296            7,506               --
                                                            --------          -------          -------
          Total Equity.................................        7,950            8,310              788
                                                            --------          -------          -------
          Total Capitalization.........................     $ 10,225          $ 9,871          $ 2,349
                                                            ========          =======          =======

---------------
(1) Column gives effect to the distribution of ITT Hartford Common Stock and ITT Destinations Common Stock (book values of $4.4 billion and $3.1 billion, respectively) and the allocation of amounts of indebtedness contemplated by "THE DISTRIBUTION -- TREATMENT OF CERTAIN DEBT INSTRUMENTS".

(2) The unrealized loss on securities, net of tax, relates solely to the investment portfolios of ITT Hartford, which will not be part of ITT Industries following the Distribution.

SUMMARY OF SIGNIFICANT CAPITALIZATION FORECAST ASSUMPTIONS

     The foregoing financial forecast of the capitalization of ITT Industries is based on ITT management's forecasts and assumptions concerning events and circumstances which are expected to occur subsequent to the latest historical balance sheet date but prior to and including December 31, 1995 (the approximate date of the Distribution), including future results of operations and other events. For purposes of this forecasted capitalization, net income in the last three months of 1995 is assumed to approximate the same level as the comparable 1994 period. Assumptions with respect to events that will occur between September 30, 1995 and December 31, 1995, include the following:

- The sale of certain non-strategic assets resulting in debt reduction of approximately $175 million, for which negotiations are in progress.

- The exercise of 2.1 million stock options at an average exercise price of $70 per share resulting in a reduction of debt and an increase to equity of approximately $150 million.

- Receipt of a dividend from ITT Hartford of approximately $370 million.

- A reduction in deployed working capital of $175 million and the utilization of those funds to repay existing short-term borrowings.

- The use of $72 million in cash balances at various subsidiaries of ITT Industries to repay existing short-term borrowings, primarily in Germany.

- Net capital expenditures totaling $190 million in the last three months of 1995 ($175 million of net capital expenditures was incurred in the comparable 1994 period). In addition, a $100 million contribution to ITT Destinations is anticipated.

     In ITT management's judgment, the listed assumptions and forecasts reflect those material events or transactions expected to occur prior to the Distribution. There have been no changes in accounting principles anticipated in this capitalization forecast nor are any such changes currently contemplated.

LIMITATIONS ON PROJECTIONS AND FORECASTS

     The assumptions and estimates underlying the projected and forecasted data and information in this Prospectus Supplement are inherently uncertain and, although considered reasonable by management of ITT, are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of ITT and its subsidiaries. Accordingly, there can be no assurance that the projected and forecasted financial results will be realized. In fact, actual results in the future usually will differ from the forecasted financial results and the differences may be material. Neither ITT nor any of its subsidiaries intends after the date of this Prospectus Supplement to update any forecasted or projected financial data or information contained in this Prospectus Supplement and the absence of such an update should not be construed as any indication regarding the views or beliefs of management of ITT (or of ITT Industries after the Distribution) concerning the forecasted or projected data or information contained in this Prospectus Supplement.

      ITT INDUSTRIES UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Consolidated Balance Sheet of ITT Industries as of September 30, 1995, gives effect to the Distribution (see "THE DISTRIBUTION -- SHARES TO BE DISTRIBUTED"). The Unaudited Pro Forma Consolidated Income Statements of ITT Industries for the year ended December 31, 1994 and the nine months ended September 30, 1995, present the results of operations of ITT Industries as if the Distribution and the conversion of the issued and outstanding shares of preferred stock to common shares and the termination of the ESOP had been completed at the beginning of each period.

     The Unaudited Pro Forma Consolidated Financial Statements are based on the historical financial statements of ITT Industries and the assumptions and adjustments set forth in the accompanying Notes to ITT Industries Unaudited Pro Forma Consolidated Financial Statements.

                                 ITT INDUSTRIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1995
                                ($ IN MILLIONS)

                                                                             PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             ----------     -----------     ---------
Current assets.............................................    $ 2,624        $    --         $2,624
Net assets of discontinued operations......................      7,657         (7,657)            --
Other assets...............................................      3,296            102          3,398
                                                               -------        -------         ------
          Total assets.....................................    $13,577        $(7,555)        $6,022
                                                               =======        =======         ======

Current liabilities........................................    $ 3,261        $    --         $3,261
Other liabilities..........................................      2,366             --          2,366
Stockholders equity --
     Common stock..........................................        116             --            116
     Paid-in capital.......................................        685           (370)           315
     Cumulative translation adjustments....................        (36)            --            (36)
     Unrealized gain (loss) on securities..................       (111)           111             --
     Retained earnings.....................................      7,296         (7,296)            --
                                                               -------        -------         ------
          Total equity.....................................      7,950         (7,555)           395
                                                               -------        -------         ------
          Total liabilities and equity.....................    $13,577        $(7,555)        $6,022
                                                               =======        =======         ======

     See accompanying Notes to ITT Industries Unaudited Pro Forma Financial
                                   Statements

                                 ITT INDUSTRIES
               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1994
                                ($ IN MILLIONS)

                                                                             PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             ----------     -----------     ---------
Net sales..................................................    $7,758          $  --          $7,758
Cost of sales..............................................     6,607             --           6,607
Selling, general, administrative and other operating
  expenses.................................................       733             --             733
Interest expense, net......................................        48             --              48
Miscellaneous expense, net.................................        21             --              21
                                                               ------          -----          ------
                                                                  349             --             349
Income tax expense.........................................      (147)            --            (147)
                                                               ------          -----          ------
Income from continuing operations..........................       202             --             202
Discontinued operations, net of tax........................       831           (706)            125
Cumulative effect of accounting changes....................       (11)             5              (6)
                                                               ------          -----          ------
Net income.................................................    $1,022          $(701)         $  321
                                                               ======          =====          ======

                                 ITT INDUSTRIES
               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                                ($ IN MILLIONS)

                                                                             PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             ----------     -----------     ---------
Net sales..................................................    $6,633          $  --          $6,633
Cost of sales..............................................     5,730             --           5,730
Selling, general, administrative and other operating
  expenses.................................................       566             --             566
Interest expense, net......................................        92             --              92
Miscellaneous expense, net.................................       163             --             163
                                                               ------          -----          ------
                                                                   82             --              82
Income tax expense.........................................       (45)            --             (45)
                                                               ------          -----          ------
Income from continuing operations..........................        37             --              37
Discontinued operations:
     Results of operations, net of tax.....................       533           (485)             48
     Gain on disposition, net of tax.......................       403             --             403
Extraordinary item -- Early extinguishment of debt, net of
  tax benefit of $165......................................      (307)            --            (307)
                                                               ------          -----          ------
Net income.................................................    $  666          $(485)         $  181
                                                               ======          =====          ======

     See accompanying Notes to ITT Industries Unaudited Pro Forma Financial
                                   Statements

        ITT INDUSTRIES NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     In addition to the historical results of ITT Industries for the respective periods presented, the Unaudited Pro Forma Consolidated Financial Statements reflect the following:

     - The distribution of ITT Destinations Common Stock and ITT Hartford Common Stock to the shareholders of ITT Industries. The distribution is accounted for as a dividend with a corresponding reduction of net assets of discontinued operations and retained earnings representing the equity of ITT Destinations and ITT Hartford. In addition, there is a reduction in the Unrealized Loss on Securities, Net representing the account balance pertaining to ITT Hartford.

     - The elimination of the income, including cumulative effects of accounting changes, of ITT Destinations and ITT Hartford.

LIMITATIONS ON PRO FORMA FINANCIAL INFORMATION

     The pro forma financial information contained in this Prospectus Supplement does not purport to be indicative of the results of operations that would actually have been reported had the transactions underlying the pro forma adjustments actually been consummated on such dates or of the results of operations that may be reported by ITT Industries in the future. Pro forma information in respect of ITT Industries assumes that the Distribution and the other referenced events were completed at the beginning of the relevant reporting period.

     The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with, and are qualified by, information set forth under "ITT INDUSTRIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and ITT Industries' Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus Supplement.

              ITT INDUSTRIES MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis of financial condition and results of operations is prepared to reflect the discontinuance of the businesses of ITT Destinations and ITT Hartford and refers to ITT Industries, although the corporation was named ITT Corporation during the periods covered.

BACKGROUND AND BUSINESS CONDITIONS

     After the Distribution, ITT Industries will be engaged, directly and through its subsidiaries, in the design and manufacture of a wide range of high technology products, focused on the three principal business segments of automotive, defense and electronics, and fluid technology. ITT Industries is a substantial worldwide enterprise with 1994 sales of $7.8 billion, of which approximately half is produced or sold outside the United States, and which would rank ITT Industries among the top 200 of companies in the "Fortune 500". With approximately 58,000 employees based in over 40 countries, ITT Industries companies sell products in over 100 countries under a variety of highly regarded brand names coupled with the ITT trademark. Each of its three principal business units is recognized internationally as a leader in its chosen field and competes based on the skills of its people in technical leadership, customer relations and manufacturing proficiency. Following the Distribution, ITT Industries will continue to pursue opportunities for growth, with a particular focus on strengthening its position in areas of existing product leadership and expanding international sales.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1994

     Net income from continuing operations of $37 million declined 69% compared with the $118 million reported in the 1994 period. The decline was caused by after-tax provisions of $111 million for the expected losses on the disposals of ITT Semiconductors and ITT Community Development Corporation. Excluding these provisions, ITT Industries would have reported net income from continuing operations of $148 million, a 25% improvement largely due to the contribution of Electrical Systems Inc. ("ESI"), the former General Motors' motors and actuators business acquired in March 1994. Excluding ESI, net income still exceeded the 1994 level by 9% due to higher volumes in a number of product lines and the favorable impact of continuing cost reduction programs. Income from discontinued operations totaled $936 million (including $403 million reflecting the gain on the sale of ITT Financial) and $610 million for the first nine months of 1995 and 1994, respectively, and represents the results of ITT Hartford, ITT Destinations, ITT Financial and, in 1994, Rayonier. ITT Industries recorded an extraordinary loss of $307 million after tax on the early extinguishment of debt for premium costs related to the successful completion of a debt tender offer. Net income was $666 million, compared with $717 million in the 1994 period.

     Net sales totaling $6.6 billion rose 19% with improvements at Automotive, Defense & Electronics and Fluid Technology. Excluding the ESI contribution, net sales improved 14%. Gross margin was approximately 14% in the 1995 period and 15% in the 1994 period due to higher material costs, while selling, general and administrative expenses decreased to 7.6% of sales from 8.3% in the 1994 period due to a continuing focus on cost reduction and efficiency programs. Service charges from affiliated companies represent fees for advice and assistance related to certain centralized general and administrative functions. Such services represent advice and assistance in connection with cash management, legal, accounting, tax and insurance services and charges totaled $63 million and $53 million in the 1995 and 1994 nine months, respectively. The fees for these services, which are based upon a general relations agreement, approximate 1% of sales. See "Plan of Distribution" Note to Consolidated Financial Statements herein. Other operating (income) expenses, which includes gains and losses from foreign exchange transactions and other charges, totaled ($2) million in the 1995 period, compared with $40 million in the 1994 period which includes the operating losses of certain non-core businesses which were disposed of. Operating margins (excluding service charges from affiliated companies) rose to 6.0% in the current nine months, up from 5.6% in the nine months of 1994, a result of the factors discussed above.

     Interest expense increased to $124 million compared with $85 million in 1994 reflecting higher borrowings in connection with the acquisition of ESI and the funding of capital needs of both continuing and discontinued operations. Interest income in the 1994 period benefited from interest income totaling $32 million on a note receivable from the sale of Alcatel N.V. in 1992. Miscellaneous Expense includes the aforementioned provisions for the expected losses on the disposal of ITT Semiconductors and ITT Community Development Corporation. The effective income tax rate approximated 55% and 46% in the 1995 and 1994 periods. Both periods were impacted by the sale of certain assets for which no tax benefit was realized. Excluding these sales, the 1995 and 1994 effective tax rates approximated 42% and 43%, respectively. Income tax expense decreased by $55 million, to $45 million in the 1995 period, due to lower pretax earnings.

     Business Segments -- Sales and operating income before service charges from affiliated companies for each of ITT Industries' three major continuing business segments were as follows for the first nine months of 1995 and 1994 ($ in millions):

         SALES                                                 OPERATING INCOME
-----------------------                                       -------------------
      NINE MONTHS                                                 NINE MONTHS
-----------------------                                       -------------------
 1995             1994                                        1995           1994
------           ------                                       ----           ----
$4,283           $3,427  ........... Automotive  ...........  $276           $226

     Automotive's 1995 nine months results benefited significantly from the ESI acquisition and from higher volumes and the continued impact of cost reduction programs. These benefits were partly offset by continued pricing pressure from original equipment manufacturers and higher material and labor costs.

         SALES                                                    OPERATING INCOME
-----------------------                                          -------------------
      NINE MONTHS                                                    NINE MONTHS
-----------------------                                          -------------------
 1995             1994                                           1995           1994
------           ------                                          ----           ----
$1,157           $1,120  ....... Defense & Electronics  .......  $68            $59

     At Defense & Electronics, 1995 nine month operating income rose on slightly higher revenues due to improved margins at several units and a $3 million gain on the termination of a leasehold interest. Order backlog was $2.1 billion and $2.2 billion at September 30, 1995 and 1994, respectively.

       SALES                                                   OPERATING INCOME
-------------------                                           -------------------
    NINE MONTHS                                                   NINE MONTHS
-------------------                                           -------------------
1995           1994                                           1995           1994
----           ----                                           ----           ----
$910           $791  .......... Fluid Technology  ..........  $75            $63

     At Fluid Technology, 1995 nine month sales and operating income increased at all units, most significantly at Flygt, primarily due to higher volumes and favorable foreign exchange.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1993

     Net income was $1.022 billion compared with $913 million in 1993, including income from Discontinued Operations totaling $831 million and $828 million, respectively.

     Reported net income was adversely impacted by the net effect of three accounting changes, the cumulative effect of which totaled $11 million after tax as of January 1, 1994. ITT Industries adopted Statement of Financial Accounting Standards ("SFAS") No. 115 and related pronouncements which required adjustments to the fair value of mortgage-backed interest-only securities held by its discontinued businesses through the statement of income. The cumulative effect of this accounting change was a $36 million after tax charge. In an unrelated change, the basis for discounting certain workers' compensation liabilities in the Insurance business was changed from an insurance guideline-based method to an estimated risk-free rate of return to reflect more appropriately current market conditions. The cumulative effect of this accounting change was a benefit of $42 million after tax. Finally, ITT Industries changed the accounting for certain marketing and start-up costs at the discontinued ITT Educational. Such costs, which had been previously deferred and amortized, are now expensed as incurred. The cumulative effect of this accounting change was an after tax charge of $17 million. The 1993 net income was adversely impacted by an extraordinary loss of $50 million after tax resulting from the retirement of fixed rate debt.

     Net income from continuing operations of $202 million rose by $67 million (50%) from the 1993 level of $135 million. Over 46% of the net income growth was contributed by ESI, which was acquired in March 1994. Net income in 1994 included a $15 million after tax loss from the divestment of ITT Instruments, a non-strategic business within the Defense & Electronics business segment. Net income in 1993 included an after tax gain of $10 million for the divestment of ITT Components Distribution, also within the Defense & Electronics segment. Higher volumes at Automotive and Fluid Technology combined with the favorable impact of ongoing cost reduction programs in all businesses contributed to the favorable net income comparison.

     Net sales in 1994 rose to a record $7.8 billion, an increase of 17% from $6.6 billion in 1993. Without ESI, net sales from existing businesses rose 6.6%, principally from higher Automotive volumes.

     Gross margins remained steady at approximately 15% in both periods. Selling, general and administrative expenses declined by $12 million or 2% in response to ongoing efforts to reduce costs and increase efficiency. Service charges from affiliated companies, which are based on a percentage of sales, rose by $14 million to $73 million. After the Distribution, reduction of such expenses will be a focus of ITT Industries as these services are developed or purchased from other sources. Other operating expenses declined from $31 million to $17 million due chiefly to the absence of significant restructuring provisions recorded by Automotive in the fourth quarter of 1993 for the downsizing and consolidation of its European operations. Operating margins (excluding service charges from affiliated companies) increased to 6.3%, compared with 4.3% in 1993.

     Interest expense, net, benefited from income on notes receivable related to the 1992 Alcatel N.V. sale totaling $32 million in 1994 and $90 million in 1993. Excluding interest income, interest expense decreased to $114 million compared with $153 million in the prior year principally due to the collection of Alcatel notes in July 1994 and the use of those proceeds to reduce debt. Share repurchases in excess of $1 billion resulted in higher debt levels at year end.

     Miscellaneous expense in 1994 totaled $21 million due primarily to the loss on the sale of ITT Industries' Instruments subsidiary. Results in 1993 included the gain on the fourth quarter sale of ITT Components Distribution, partly offset by smaller losses on the disposition of certain Automotive operations.

     Income taxes of $147 million were provided on pretax income of $349 million representing a 42% effective tax rate. In 1993, the effective income tax rate was 33%. This rate is unusually low and reflected the one-time remeasurement of deferred tax liabilities pursuant to changes in the German statutory tax rates as well as the realization of tax benefits on the disposition of certain subsidiaries.

     Business Segments -- Sales and operating income before service charges from affiliated companies for each of ITT Industries' three major business segments were as follows ($ in millions):

                                                                   OPERATING
        SALES                                                        INCOME
  -----------------                                              --------------
   1994       1993                                               1994      1993
  ------     ------                                              ----      ----
  $4,784     $3,580.................... Automotive............    $328      $164

     Sales in 1994 for Automotive increased 34% from 1993 levels to $4.8 billion. Approximately 58% of the increase is due to the March 1994 ESI acquisition, with the balance reflecting higher market penetration of anti-lock brake systems ("ABS") in North America and Europe as well as increased vehicle production. The ESI acquisition improved the geographic balance of Automotive's North American and European sales mix. In 1994, North American sales comprised 50% of the total, compared with 43% in 1993.

     Automotive segment operating income doubled in the year on increased sales volumes (including the ESI acquisition) and continued cost reductions. Lower sales prices and higher labor costs partly offset the growth in sales. Excluding ESI, higher sales volume resulted in an operating improvement of 60% compared with 1993. The benefits of cost reduction programs and the successful integration of ESI enabled Automotive to improve operating margins despite significant price concessions granted to customers. Operating margins (excluding service charges from affiliated companies) increased to 6.9% from 4.6% last year.

                                                               OPERATING
        SALES                                                    INCOME
  -----------------                                            -------------
   1994       1993                                             1994     1993
  ------     ------                                            ----     ----
  $1,498     $1,426.........Defense & Electronics..........    $96      $77

     Sales for Defense & Electronics rose 5% compared with 1993, primarily due to increased international defense radar and radio product sales as well as higher connector volumes. Operating income increased 25% to $96 million due principally to the return to profitability of the connectors business, which benefited from restructuring actions in prior years. Operating income in other defense businesses declined in 1994 due to lower margin adjustments on mature military programs, partly offset by higher sales volumes and the benefits of cost reduction programs. Order backlog at the end of 1994 remained even with the $2.1 billion backlog at the end of 1993.

                                                                 OPERATING
        SALES                                                      INCOME
  -----------------                                             -------------
   1994       1993                                              1994     1993
  ------     ------                                             ----     ----
  $1,125     $1,030.............Fluid Technology............    $99      $95

     Fluid Technology reported 9% growth in sales in 1994, the first significant increase since 1990. The improvement was the result of new product initiatives, global market development activities, a strong North American heating season caused by severe winter weather and generally strengthening economic conditions worldwide. The acquisition of Richter Chemie-Technik, a German manufacturer of plastic-lined valves and pumps, also contributed to the increase. Flygt, through an increase in market share, was the primary contributor to the improvements at Fluid Technology. Operating income improved in 1994 despite intense competition, increased raw material costs and the absence of favorable 1993 foreign exchange transactions. The improvement was achieved through higher sales volume, price increases and benefits from cost reduction efforts.

YEAR ENDED DECEMBER 31, 1993 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1992

     Net income in 1993 of $913 million compared with a net loss in 1992 of $885 million. The 1993 net income was adversely impacted by an extraordinary loss of $50 million after tax, resulting from the retirement of fixed rate debt at ITT Financial. The net loss in 1992 included the effects of ITT Industries' adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", and SFAS No. 112, "Employers' Accounting for Postemployment Benefits", which were recorded effective January 1, 1992, using the immediate recognition method. These accounting changes resulted in a cumulative catch-up adjustment of $625 million after tax. In July 1992, ITT Industries completed the sale of its 30% stake in Alcatel N.V. to its joint venture partner, Alcatel Alsthom, resulting in a gain of $942 million ($622 million after tax). In addition, ITT Industries embarked on a significant restructuring program in 1992, and restructuring provisions were recorded at all major business segments, the most significant of which were recorded at Defense & Electronics. Such provisions, which totaled $82 million pretax ($54 million after tax), included the closing of facilities and product lines as well as personnel termination costs at several of the segment business units.

     Income from continuing operations (excluding the Alcatel N.V. gain in 1992) rose to $135 million in 1993 from $33 million in 1992.

     Net sales in 1993 of $6.6 billion declined from the $6.8 billion reported in 1992 due principally to reduced Defense business as several major programs were completed.

     Gross margins approximated 15% in 1993, up from less than 13% in 1992, with all major businesses contributing to the improvement. Selling, general and administrative expenses in 1993, at 9.9% of sales, were $31 million lower than the $686 million reported in 1992. Service charges from affiliated companies of $59 million declined $3 million in conjunction with lower sales levels (see "Plan of Distribution" note to ITT Industries Consolidated Financial Statements herein). Other operating expenses of $31 million in 1993 were $79 million lower than in 1992, which included the previously mentioned restructuring provisions. Expenditures, totaling $8 million in 1993 and $20 million in 1992, to cover environmental exposures are also included in other operating expenses.

     Interest expense, net, benefited in both 1993 and 1992 from interest income on notes receivable pertaining to the July 1992 sale of Alcatel N.V. Such income totaled $90 million in 1993 and $57 million in 1992. Excluding interest income, interest expense totaled $153 million in 1993, compared with $180 million in 1992. The decrease primarily reflects lower effective interest rates on interest-bearing debt.

     Miscellaneous income of $3 million in 1993 primarily reflected a gain on the sale of ITT Components Distribution, partly offset by smaller losses on the disposition of certain Automotive operations. The $10 million expense in 1992 includes a $7 million write-down to reflect a small, non-core operation at its estimated net realizable value.

     Income taxes of $65 million in 1993 were provided on pretax income of $200 million, representing a 33% effective tax rate, which was unusually low for the reasons discussed above. The 1992 effective tax rate was 32% due to the effect of the Alcatel N.V. gain and equity earnings. "Cumulative Effect of Accounting Changes" in the financial statements is presented on a net of tax basis, and, accordingly, the associated tax benefit is not included in the provision above.

     Business Segments -- Sales and operating income, excluding service charges from affiliated companies for each of ITT Industries' three major business segments, were as follows ($ in millions):

                                                                OPERATING
     SALES                                                        INCOME
---------------                                                -------------
 1993     1992                                                 1993     1992
------   ------                                                ----     ----
$3,580   $3,498.................Automotive.................    $164     $118

     Automotive sales increased in 1993 as a result of increased ABS market penetration, higher light vehicle production in North America and the continued shift in consumer preference toward light trucks for which Automotive maintains a strong product offering. Tempering the growth in 1993 was the deepening recession in Western Europe which resulted in a decline in Western European car production. Western European sales comprised 57% of the total in 1993 compared with 68% in 1992. Operating income rose by nearly 40% compared with 1992 due largely to continued cost reduction efforts partially offset by lower sales prices and higher labor costs.

                                                                  OPERATING
     SALES                                                          INCOME
---------------                                                   ------------
 1993     1992                                                    1993    1992
------   ------                                                   ----    ----
$1,426   $1,663................. Defense & Electronics........    $77     $(29)

     The 14% sales reduction at Defense & Electronics in 1993 was anticipated as the completion of several major programs and reduced U.S. government defense spending resulted in lower shipments and a decline in operations and maintenance contracts. Operating income improved substantially in 1993 due in part to current year cost improvements at several units and favorable margin adjustments on mature military programs. The comparison with 1992 also benefits from the absence of the $82 million restructuring charge in 1992. Order backlog totaled $2.1 billion at both December 31, 1993 and December 31, 1992.

                                                                 OPERATING
     SALES                                                        INCOME
---------------                                                 ------------
 1993     1992                                                  1993    1992
------   ------                                                 ----    ----

$1,030   $1,070..................Fluid Technology...........    $95     $67

     Sales at Fluid Technology were $40 million lower than in 1992 due primarily to a stronger U.S. dollar versus many currencies of the European countries in which Fluid Technology operates. Growth in markets including water and wastewater treatment, power generation, exports and new products was largely offset by weak market conditions in such industries as construction, industrial process, oil and gas, mining and leisure marine. Despite sales pressures, operating income in 1993 improved at all businesses and benefited from the impact of cost improvement actions taken in 1992, including the consolidation of facilities to reduce excess capacity. In 1992, provisions for restructuring, along with devaluation of the Swedish krona, adversely impacted operating income.

ALCATEL N.V.

                                                                      1994     1993     1992
                                                                      ----     ----     ----
    Equity in Earnings of Alcatel N.V. ($ in millions)..............   --       --      $97

     ITT Industries sold its 30% interest in Alcatel N.V. to its joint venture partner, Alcatel Alsthom in July 1992. Proceeds from the sale included $1 billion in cash, two notes collected in July 1993 and 1994 totaling $1.6 billion (including interest) and 9.1 million shares in Alcatel Alsthom. The shares have a net book value of $806 million and are included in the net assets of Discontinued Operations. ITT Industries recognized a pretax gain of $942 million ($622 million after tax) in 1992 on the transaction.

DISCONTINUED OPERATIONS AND UNITS HELD FOR DISPOSITION

     The following is a table summarizing the results of discontinued operations, net of tax ($ in millions):

                                                        NINE MONTHS
                                                           ENDED
                                                       SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                                                       -------------     -----------------------
                                                       1995     1994     1994     1993     1992
                                                       ----     ----     ----     ----     -----
ITT Destinations.....................................  $103     $ 59     $ 74     $ 39     $   2
ITT Hartford.........................................   418      474      632      537      (274)
ITT Financial, ITT Rayonier and Other................    12       77      125      252      (643)
                                                       ----     ----     ----     ----     -----
  Total Discontinued Operations......................  $533     $610     $831     $828     $(915)
                                                       ====     ====     ====     ====     =====

LIQUIDITY AND CAPITAL RESOURCES

     ITT Industries generated EBITDA from continuing operations (defined as operating income before depreciation and amortization) of $659 million in the nine months ended September 30, 1995, compared with $547 million in the comparable 1994 period, a 20% improvement. EBITDA for the full year 1994 was $791 million, a 43% improvement over the $552 million in 1993 and 137% better than the $334 million generated in 1992. The improvement reflects earnings growth, primarily in the Automotive business segment, which benefited from the ESI acquisition in March 1994 as well as smaller improvements in the Defense & Electronics and Fluid Technology business segments. Cash from continuing operating activities as defined by Statement of Financial Accounting Standards ("SFAS") No. 95 decreased to $216 million in the nine months ended September 30, 1995, compared with $253 million in the comparable 1994 period due primarily to higher net interest expense. The SFAS definition of cash from continuing operating activities differs from EBITDA largely due to the inclusion of interest, taxes and changes in working capital.

     Cash to discontinued operations in the nine months ended September 30, 1995 reflects the net cash activity associated with the discontinued finance, insurance and hospitality, entertainment and information services business segments. The $(519) million outflow in the 1995 period compared with the $463 million inflow in the 1994 period reflects the timing of income tax and other intercompany settlements between ITT Industries and the discontinued business segments.

     In 1995, ITT Industries (ITT) realized $12.4 billion of proceeds through September 30 from the sale of assets at ITT Financial. Substantially all the proceeds from these transactions were used to repay ITT Financial indebtedness. In addition, cash from operating activities was used to fund capital expenditures, corporate dividends and stock repurchases. In the 1994 period, cash from operating activities was used to fund the acquisition of ESI ($374 million), to pay corporate dividends and to repurchase stock. Funds of $853 million were generated in 1994 from the sale of divested assets, primarily due to the receipt of $817 million as the final installment from the 1992 sale of Alcatel N.V. Previous payments from that sale totaled $767 million in 1993 and $1.0 billion in 1992. The cash generated was used to fund strategic acquisitions and capital additions along with repurchases of the ITT Common Stock.

     Many of ITT Industries' businesses require substantial investment in plant and tooling in order to produce competitively superior products, including development costs of next generation products. Historically, ITT

Industries' businesses have generated sufficient operating cash flow to fund such expenditures. Gross plant additions totaled $276 million in the first nine months of 1995, with approximately 61% of that total incurred at Automotive, primarily in ABS and traction control technology. At September 30, 1995, contractual commitments have been made for additional capital expenditures totalling $169 million in 1995 and an additional $513 million in future years. Spending on capital expenditures for the 1994 nine months was $232 million, 62% of which was at Automotive. Gross plant additions totaled $407 million in 1994, $337 million in 1993 and $351 million in 1992, as expenditures for adaptive braking systems, including the latest variation of low cost ABS technology, was and continues to be important to overall strategy. Investments in foundation brakes and brake actuation technology, electrical systems and motors, and facilities in developing countries, including the Far East, the Czech Republic and Hungary, were also integral to ITT Industries' investment strategy. In addition, certain facilities and equipment are utilized by ITT Industries' businesses through operating leases. Minimum rentals under operating leases in effect are $81 million in 1995, $67 million in 1996 and $121 million in the 1997 through 1999 period. The commitments discussed above are expected to be funded through the operating cash flow of ITT Industries.

     Acquisition spending totaled $418 million in 1994, consisting of Automotive's purchase of ESI for $374 million in March 1994 and Fluid Technology's acquisition of Richter Chemie-Technik. The first nine months of 1995 included a small acquisition at Automotive. Liquidity needs in connection with any future acquisitions would, in large part, be met through traditional debt or equity financings, asset sales or any combination thereof.

     Expenditures for research, development and engineering totaled $396 million in 1994, $460 million in 1993 and $502 million in 1992, approximately 50% of which was pursuant to customer contracts. The reduction over the three years is directly attributable to reduced customer requirements in the Defense companies. Research and development expenditure levels, excluding those pursuant to customer contracts, are expected to remain at approximately 3% of sales for the foreseeable future, although there can be no assurance such results will occur. Research, development and engineering expenditures have funded numerous product developments such as anti-lock brake and wiper systems and electronic countermeasures and tactical radio communications technology.

     Cash flows after gross plant additions are expected to be sufficient to cover working capital needs, interest, taxes and, subject to certain limitations, dividends to shareholders. Working capital needs in the first nine months of 1995 and 1994 largely reflect seasonality in the Automotive business. Working capital needs increased in 1994 compared with 1993 and 1992 due principally to growth in the Automotive business.

     External borrowings (excluding discontinued operations) at ITT Industries were $2.3 billion at September 30, 1995 compared with $2.6 billion at December 31, 1994 and $3.0 billion at December 31, 1993. Cash and cash equivalents were $183 million at September 30, 1995 compared with $322 million at year-end 1994 and $240 million at year-end 1993.

     Effective January 1, 1994, ITT Industries adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires investments to be reflected at fair value, with the corresponding impact reported as a separate component of Stockholders Equity in situations where those investments are "available for sale", as defined in SFAS No. 115. The accounting standard does not allow for a corresponding fair value adjustment to liabilities. Stockholders Equity can vary significantly between reporting periods as market interest rates and other factors change. Accordingly, ITT Industries does not include unrealized gains or losses in its assessment of debt to total capitalization. Following the Distribution, the impact of this accounting standard to ITT Industries' Stockholders Equity will be immaterial.

     Stockholders equity increased by $1.2 billion during the first nine months of 1995, excluding the SFAS 115 impact, due to growth in retained earnings which included the ITT Financial gain on sale of $403 million after tax and the elimination of the deferred compensation on the ESOP, as a result of the ESOP termination in July, 1995. The trustee of the ESOP then converted the preferred stock held by the trustee to ITT common stock and sold 5.3 million shares into the open market. The sales proceeds were used to repay the debt associated with the ESOP during August 1995, which totaled $541 million.

     In July, 1995, as part of a recapitalization plan for its soon to be three independent businesses, ITT Industries completed a tender offer for $3.4 billion of its debt securities. The tender offer was financed with the proceeds of commercial paper borrowings by ITT and resulted in ITT Industries paying a tender premium of $307 million after tax ($472 million pretax). Such amount has been recorded as an extraordinary loss on the early extinguishment of debt in the 1995 third quarter.

     ITT Industries uses derivative financial instruments extensively in its discontinued Insurance segment as part of its risk management strategy. Derivative financial instruments are also used to a much lesser degree in several other segments of ITT Industries. Interest rate risk relative to ITT Industries' debt portfolios is managed through interest rate swap agreements, primarily in the discontinued Finance segment. The multinational operations of ITT Industries also create exposure to foreign currency fluctuation. Foreign currency risk relative to ITT Industries' net investment in a foreign country, foreign denominated debt or a specific foreign denominated transaction is managed in part through currency swaps and forward exchange contracts. Foreign currency transaction gains or losses were not significant in the periods discussed above.

     ITT Industries is an end-user of derivatives and does not utilize them for speculative purposes. The notional amounts of derivative contracts represent the basis upon which pay and receive amounts are calculated and therefore are not reflective of credit risk. Credit risk is limited to the amounts calculated to be due or owed by ITT Industries on such contracts. ITT Industries expects to continue to use interest rate swaps to reduce its cost of borrowing in the future, although the divestment of ITT Financial will result in substantially reduced activity in the future.

INCOME TAXES

     Income taxes have been assessed to ITT Industries historically in accordance with a tax sharing agreement with ITT Destinations and ITT Hartford that generally requires the computation of income taxes as if these companies had been stand-alone entities. In all years presented, credits for income taxes paid in foreign jurisdictions were fully utilizable in the United States in the ITT consolidated tax return. This full utilization of credits may not be achievable in the future and, to the extent foreign tax credits cannot be used to reduce the U.S. tax obligation, a higher effective income tax rate will be incurred.

ENVIRONMENTAL MATTERS

     ITT Industries is subject to stringent environmental laws and regulations that affect its operating facilities and impose liability for the clean-up of past discharges of hazardous substances. These laws include the Federal Clean Water Act, Clean Air Act, the Resource Conservation and Recovery Act ("RCRA") and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). Management of ITT Industries believes that ITT Industries is in substantial compliance with these and all other applicable environmental requirements. Environmental compliance costs are accounted for primarily as normal operating expenses. Management of ITT Industries does not believe that such environmental compliance costs will have a material adverse effect on ITT Industries' financial position, results of operations or cash flow.

     In estimating the costs of environmental investigation and remediation, ITT Industries considers, among other things, its prior experience in remediating contaminated sites, remediation efforts by other parties, the professional judgment of environmental experts and the likelihood that other parties which have been named potentially responsible parties ("PRPs") will have the financial resources to fulfill their obligations at sites where they and ITT Industries may be jointly and severally liable. Under the scheme of joint and several liability, ITT Industries could be liable for the full costs of investigation and remediation, even if additional parties are found to be responsible under the applicable laws. It is difficult to estimate the total costs of investigation and remediation due to various factors, including incomplete information regarding particular sites and other PRPs, uncertainty regarding the extent of contamination and ITT Industries' share, if any, of liability for such problems, the selection of alternative remedies and changes in cleanup standards. When it is possible to create reasonable estimates of liability with respect to environmental matters, ITT Industries establishes reserves in accordance with generally accepted accounting principles. While the outcome of ITT Industries' various remediation efforts presently cannot be predicted with a high level of certainty, management does not expect that these matters will have a material adverse effect on ITT Industries' financial position, results of operations or cash flow. See "BUSINESS OF ITT INDUSTRIES -- LEGAL PROCEEDINGS".

EFFECT OF INFLATION

     The rate of inflation as measured by changes in the average consumer price index has not had a material effect on the revenues or operating results of ITT Industries during the three most recent fiscal years.

                           BUSINESS OF ITT INDUSTRIES

GENERAL

     As part of the Distribution, the name of ITT will be changed to ITT Industries, Inc. As a result of the Reincorporation (as defined below), ITT Industries will be an Indiana corporation after the Distribution. The corporate headquarters of ITT Industries will be in White Plains, New York. Unless the context otherwise indicates, references herein to ITT Industries include its subsidiaries.

     ITT Industries is a worldwide enterprise engaged directly and through its subsidiaries in the design and manufacture of a wide range of high technology products, focused on three principal business segments. These segments, described below, are ITT Automotive, ITT Defense & Electronics and ITT Fluid Technology. In addition, ITT Industries holds the stock of certain other subsidiaries whose operations have been, or are in the process of being, discontinued or sold as described below under "-- DISCONTINUED OPERATIONS".

     The table below shows in percentage terms ITT Industries' consolidated net sales and operating income attributable to each of its ongoing lines of business for the nine months ended September 30, 1995 and 1994 and for the last three years:

                                                        NINE MONTHS
                                                           ENDED
                                                        SEPTEMBER 30,   YEAR ENDED DECEMBER 31,
                                                        -------------   -----------------------
                                                        1995    1994    1994     1993     1992
                                                        ----    ----    ----     ----     ----
    NET SALES
      ITT Automotive..................................   67%     64%     65%      59%      56%
      ITT Defense & Electronics.......................   18      21      20       24       27
      ITT Fluid Technology............................   15      15      15       17       17
                                                        ---     ---     ---      ---      ---
                                                        100%    100%    100%     100%     100%
                                                        ===     ===     ===      ===      ===
    OPERATING INCOME
      ITT Automotive..................................   66%     65%     63%      49%      76%
      ITT Defense & Electronics.......................   16      17      18       23      (19)
      ITT Fluid Technology............................   18      18      19       28       43
                                                        ---     ---     ---      ---      ---
                                                        100%    100%    100%     100%     100%
                                                        ===     ===     ===      ===      ===

BUSINESS AND PRODUCTS

ITT AUTOMOTIVE

     ITT Automotive is one of the largest independent suppliers of systems and components to vehicle manufacturers worldwide and also supplies related products to the aftermarket. Through operations located in Europe, North America and South America and joint ventures and licensees in Asia, ITT Automotive designs, engineers and manufactures a broad range of automotive systems and components under two major worldwide product groupings -- Brake and Chassis Systems and Body and Electrical Systems.

     The Brake and Chassis Systems group, with annual sales for 1994 approaching $3 billion, produces anti-lock brake ("ABS") and traction control systems ("TCS"), chassis systems, foundation brake components, fluid handling products and Koni shock absorbers.

     The Body and Electrical Systems group, with sales for 1994 approaching $2 billion, produces automotive products, such as door and window assemblies, wiper module assemblies, seat systems, air management systems, switches and fractional horsepower DC motors.

     The following table illustrates the percentage sales by group for the periods specified.

                                                                    YEAR ENDED DECEMBER 31,
                                                                    ------------------------
                                                                    1994      1993      1992
                                                                    ----      ----      ----
    Brake & Chassis Systems.......................................   61%       71%       70%
    Body & Electrical Systems.....................................   39        29        30
                                                                    ----      ----      ----
                                                                    100%      100%      100%
                                                                    ====      ====      ====

     In 1994, ITT Automotive maintained its position as a leading global supplier of four-wheel ABS and TCS. Global sales of ITT Automotive ABS and TCS exceeded $1 billion for the second consecutive year. During the year, major new contracts for ITT Automotive's modular MK20 ABS were received from a number of major customers, including Chrysler, Ford, Volkswagen and BMW. During 1994, ITT Automotive also increased its previously established position as a leading producer of electric motors and wiper systems, through the acquisition from General Motors of its motors and actuators business unit, now renamed ITT Automotive Electrical Systems, Inc. ("ESI"). ESI is expected to account for 20% of ITT Automotive's sales in 1995.

     ITT Automotive is beginning to introduce front and rear corner modules (which contain brake components, suspension components, bearings and other smaller items) and is developing new product lines such as complete axle assemblies and vehicle stability management systems (i.e. integrated chassis systems, including, for example, functions such as traction control, anti-lock braking, electronic brake-force distribution and control of engine torque to maintain vehicle stability), although there can be no assurance ITT Automotive will ultimately have a significant presence in such product areas.

     ITT Automotive also has various recognizable brand names in the automotive industry, including ITT Teves (brake components and systems), ITT SWF (wiper systems, electric motors and switches) and ITT Koni (shock absorbers).

     The principal customers for products of ITT Automotive are the top vehicle manufacturers worldwide. Of these manufacturers, ITT Automotive's largest customers are General Motors (26% of 1994 ITT Automotive net sales) and Ford (18% of 1994 ITT Automotive net sales). In addition, approximately 9% of ITT Automotive's 1994 net sales were to customers in the aftermarket. ITT Automotive sells a variety of products in this market, including brake parts, shocks and struts and windshield wiper components.

     ITT Automotive companies have approximately 35,400 employees in 76 facilities located in 18 countries.

ITT DEFENSE & ELECTRONICS

     ITT Defense & Electronics companies develop, manufacture and support high technology electronic systems and components for defense and commercial markets on a worldwide basis, with operations in North America, Europe and Asia. Defense market products include tactical communications equipment, electronic warfare systems, night vision devices, radar, space payloads, and operations and management services. Commercial products include interconnect products (such as connectors, switches and cable assemblies) and night vision devices.

     The ITT Defense & Electronics business continues to concentrate its efforts in those market segments where it can be a market leader, with increasing expansion into international defense markets. In Tactical Communications, ITT Defense & Electronics manufactures products that facilitate communications in the forward area battlefield. ITT Aerospace/Communications Division ("A/CD") won the major share of the U.S. Army's Single Channel Ground and Airborne Radio System ("SINCGARS") contract competition in 1994 and, in the view of ITT Industries management, maintains its position as the world's largest producer of combat radios. In Night Vision, ITT Electro-Optical Products Division provides United States and Allied soldiers with the capability to conduct night combat operations (as demonstrated in the Persian Gulf War) with the production of advanced goggles for airborne and ground applications. Radar, produced by ITT Gilfillan, includes ship and air defense radar and air traffic control systems. In Airborne Electronic Warfare, ITT Avionics was selected by the U.S. Army to develop the next-generation fully integrated airborne electronic warfare system, called Advanced Threat Radar Jammer ("ATRJ"). In addition, ITT Avionics' Airborne Self-Protection Jammer ("ASPJ") was selected by both Finland and Switzerland to protect their new F-18 fighter aircraft. In Remote Sensing/Navigation Space Payloads, ITT A/CD produces extremely sophisticated geostationary sounding and imaging instruments, such as those used by the National Oceanographic and Atmospheric Agency to track weather patterns such as hurricanes and tornadoes. In Operations and Maintenance Services, ITT Federal Services Corporation ("FSC") provides military base operations support, equipment and facility maintenance, and training services for government sites around the world. In 1994, ITT FSC was awarded a major contract by the U.S. Army to provide combat support services in Kuwait and, in 1995, has recently been awarded a renewal of competitive contracts for continued support at two major United States military bases in Germany.

     In the Interconnect market (which includes products such as connectors, switches and cable assemblies used with workstations, local area networks and personal computers and other applications), ITT Cannon maintains a position as one of the world's largest connector companies based on revenue and is a leading supplier to the military/aerospace and industrial sectors. Management of ITT Industries believes that progress continues to be made in redirecting business growth into the communication and information systems sectors of the interconnect market, which, in the view of ITT Industries' management, have strong potential for growth. Expansion into the Asia-Pacific market continued during 1994 with the establishment of a joint venture in China and a business office location in Hong Kong.

     The following table illustrates the percentage sales by product line for the periods specified.

                                                                   YEAR ENDED DECEMBER 31,
                                                                  --------------------------
                                                                  1994       1993       1992
                                                                  ----       ----       ----
    Tactical Communications.....................................   28%        29%        23%
    Electronic Defense..........................................    7          8         18
    Night Vision/Radar..........................................   16         14         15
    Government Services.........................................   16         16         15
    Interconnect................................................   30         30         26
    Other.......................................................    3          3          3
                                                                  ---        ---        ---
                                                                  100%       100%       100%
                                                                  ===        ===        ===

     ITT Defense & Electronics sells its products to a wide variety of governmental and non-governmental entities located throughout the world. Approximately 66% of 1994 net sales of ITT Defense & Electronics were to governmental entities, of which approximately 90% were to the United States Government (principally in defense programs). As a result, a substantial portion of the work of ITT Defense & Electronics is performed in the United States under prime contracts and subcontracts, some of which by statute are subject to profit limitations and all of which are subject to termination by the United States Government. Apart from the United States Government, no other governmental or commercial customer accounted for more than 2% of 1994 net sales for ITT Defense & Electronics.

     Sales to non-governmental entities have remained approximately at one-third of sales from 1992 through 1994. Certain of the products sold by ITT Defense & Electronics have particular commercial application, including night vision products and those products already sold to the commercial sector, such as connectors and switches. For example, ITT Defense & Electronics has entered into an agreement with the Sports Optics Division of Bausch & Lomb under the terms of which Bausch & Lomb has become the sole distributor of certain night vision products to the sports market. In addition, ITT Defense & Electronics has entered into a partnership with California Commercial Spaceport, Inc. to form Spaceport Systems International ("SSI"). SSI will build and operate the first commercial satellite launch facility in the United States at Vandenberg Air Force Base in California, to launch commercial satellite payloads into low earth polar orbits. The new facility is expected to be ready for operation in 1997, at which time SSI expects to be able to provide full launch and support services to commercial and government customers worldwide.

     ITT Defense & Electronics companies have approximately 14,700 employees in 74 facilities in 15 countries.

ITT FLUID TECHNOLOGY

     ITT Fluid Technology is a worldwide enterprise engaged in the design, development, production and sale of products, systems and services used to move, handle, transfer, control and contain fluids of all kinds. Operating in more than 100 countries, ITT Fluid Technology is a leading supplier of pumps, valves, heat exchangers, mixers, instruments and controls for the management of fluids.

     The majority of ITT Fluid Technology sales are in North America and Western Europe. Principal markets are water and wastewater treatment, industrial and process, and construction. Industrial and process market activity includes strong market niche positions in the chemical processing, pharmaceutical and biotechnology sectors, and in selected segments of the oil and gas and mining markets. Construction market activity includes leading market positions in certain heating, ventilation and air conditioning ("HVAC") segments of the residential and non-residential construction market and in construction dewatering. ITT Fluid Technology also has significant niche positions in the commercial and leisure marine and aerospace markets.

     Sales are made directly and through independent distributors and representatives. ITT Fluid Technology is structured in three divisions, each of which is briefly described below. No single customer accounted for more than 2% of 1994 net sales for ITT Fluid Technology.

     ITT Flygt, headquartered in Sweden, is a pioneer in submersible technology and is the world leader in submersible pumping and mixing products. About half of Flygt's worldwide sales come from wastewater treatment expenditures in the municipal sector.

     ITT Fluid Transfer produces a wide range of commercial and industrial pumps, heat exchangers and related components. The division holds market leadership positions in a number of product/market sectors under long established brand names such as AC Pump, Bell & Gossett, McDonnell & Miller, Jabsco, Marlow and others. Major markets include construction building trades, HVAC, general industrial and major original equipment manufacturers, leisure marine, water and wastewater and fire protection.

     ITT Controls & Instruments primarily produces measuring instruments and valves. This division also holds market leadership positions in a number of product/market niches under long established brand names such as Barton, Dia-Flo, Cam-tite and others. Markets include chemical, industrial process, oil and gas, power generation and aerospace.

     The following table illustrates the percentage sales by division for the periods specified.

                                                                   YEAR ENDED DECEMBER 31,
                                                                   -----------------------
                                                                   1994      1993      1992
                                                                   ---       ---       ---
    Flygt (Submersible Products).................................   46%       46%       48%
    Fluid Transfer...............................................   34        34        33
    Controls & Instruments.......................................   20        20        19
                                                                   ---       ---       ---
                                                                   100%      100%      100%
                                                                   ===       ===       ===

     In May 1994, ITT Fluid Technology acquired Richter Chemie-Technik GmbH ("Richter") of Kempen, Germany. Richter, with annual sales of approximately $25 million, is a leading European producer of specialized pumps and valves designed to handle the flow of high temperature corrosive liquid and gaseous media. Also, during 1994, ITT Fluid Technology announced the formation of manufacturing and sales joint ventures with local partners in China and in Brazil.

     Management of ITT Industries believes that ITT Fluid Technology has a solid technology base and proven expertise in applying its products to meet customer needs. Management of ITT Industries also believes the continuing development of new products enables ITT Fluid Technology to maintain and build market leadership positions in served markets.

     ITT Fluid Technology companies have approximately 8,300 employees in 45 facilities located in 18 countries, with sales representation in over 100 countries.

GEOGRAPHIC MARKETS

     Approximately one-half of ITT Industries sales are to customers outside the United States. The geographic sales mix of ITT Industries is illustrated (in percentage terms) by the following table for the periods specified.

                                                                  1994       1993       1992
                                                                  ----       ----       ----
    United States...............................................   50%        46%        44%
    Western Europe..............................................   38         43         48
    Canada......................................................    6          4          3
    Asia/Pacific................................................    3          3          2
    Other.......................................................    3          4          3
                                                                  ---        ---        ---
                                                                  100%       100%       100%
                                                                  ===        ===        ===

     The geographic sales base of ITT Automotive is predominantly in North America and Europe. In 1994, approximately 56% of sales of ITT Automotive were to customers in the United States and Canada and 38% of sales were to customers in Western Europe.

     The economic performance of ITT Automotive is reasonably dependent upon strong economic growth in all major international markets, including that of the United States. The geographic sales mix differs between products and is greatly influenced, from year to year, by vehicle production levels in the relevant countries. Management of ITT Industries sees particular growth opportunities in Latin America, Mexico and Asia, particularly China. Most recently, ITT Automotive formed a joint venture, as a 40% owner, in China with Shanghai Automotive Industries Co., Ltd. to manufacture brake systems and established a joint venture, as a 40% owner, in Korea with Kia Motors and Kia Precision Works to produce advanced braking systems. In 1994, ITT Automotive established a manufacturing facility in Hungary. The plant currently is producing switches and door checks and plans call for it also to produce sensors, electric motors and lamps. A manufacturing facility is presently under construction in the Czech Republic to produce brake boosters and master cylinders. ITT Automotive is involved in joint venture arrangements and licensing arrangements throughout the world as a means of serving its international customer base.

     The economic performance of ITT Defense & Electronics is particularly dependent upon sales in the United States, which accounted for over 70% of 1994 sales. Management of ITT Defense & Electronics is attempting to increase its international defense business and sees particular growth opportunities in the Asia/Pacific region and Middle East. For example, a subsidiary of ITT Defense & Electronics was awarded a $44 million contract in 1994 from the Republic of Korea for air traffic, precision approach and control radar systems. In addition, ITT Cannon has formed a joint venture, as a majority owner, in China with Zhenjiang Connector Factory to supply connectors and switches for, in large part, consumer electronics products in that growing market. This new Far East production capability is in addition to ITT Industries' wholly owned subsidiary in Japan.

     The geographic sales mix of ITT Fluid Technology is somewhat diverse. In 1994, slightly under one-half of the sales of ITT Fluid Technology was derived from the United States while one-third was derived from Western Europe. The economic performance of ITT Fluid Technology is dependent upon strong economic growth in major international markets, particularly that of the United States and Europe. The geographic sales mix differs between products and between divisions of ITT Fluid Technology. Management of ITT Industries sees particular growth opportunities in Eastern Europe and Russia, Africa/Middle East, Latin America and the Asia/Pacific region. Recently, ITT Fluid Technology established a manufacturing and distribution joint venture arrangement, as a majority owner, with First Auto Jinbei Automobile Co., Ltd. of Shenyang, China to produce and sell submersible pumps in China for the sewage handling and mining markets. ITT Fluid Technology has also established joint venture sales and manufacturing operations and other operations in Eastern Europe, Latin America and other locations in the Asia/Pacific region.

PROPERTIES

     ITT Industries considers the condition of the plants, warehouses and other properties that it owns or leases to be generally good. ITT Industries believes such properties to be adequate for the needs of its business.

     Following the Distribution, ITT Industries' principal executive offices will be in leased premises at Four West Red Oak Lane, White Plains, New York 10604.

     The following is an overview of business premises of ITT Industries in excess of 100,000 square feet. ITT Industries owns thirty premises in fourteen states in the United States. Of these premises, twenty-six are used as offices and manufacturing facilities, one is used as an administration office and research and development facility, one is an aluminum die casting plant, one is an office and engineering facility and one is an office and laboratory facility. In addition, ITT Industries owns nineteen premises in eight foreign countries. All of these premises are used as offices and manufacturing facilities, and three are also used as warehouse facilities. ITT Industries leases ten premises in six states in the United States. Of these premises, two are used as offices and manufacturing facilities, four are used as only manufacturing facilities, one is used as only an office, two are used as offices and warehouse facilities and one is used as an office and laboratory facility. In addition, ITT Industries leases eight premises in five foreign countries. Of these premises, five are used as offices and manufacturing facilities, one is used as an office and research and development facility, one is used as an office, warehouse and shop and one is used as a manufacturing, office and research and development facility.

COMPETITION

     Substantially all of ITT Industries' operations are in highly competitive businesses, although the nature of the competition varies among the business segments. A number of large companies engaged in the manufacture and sale of similar lines or products and the provision of similar services are included in the competition, as are many small enterprises with only a few products or services. Technological innovation, price, quality and reliability are primary factors in markets served by the various segments of ITT Industries' businesses.

ITT AUTOMOTIVE

     In the global automotive industry, competition is strong. This competitive environment has particularly resulted in increased pressure to reduce costs. Since purchased items represent a major portion of the total costs of vehicle manufacturers, vehicle manufacturers are expected to continue to pressure suppliers such as ITT Automotive to share in these cost reductions through a variety of means. Suppliers such as ITT Automotive are also likely to continue to experience competitive and pricing pressures as vehicle manufacturers adopt manufacturing strategies such as the use of worldwide common platforms for the manufacture of automobiles.

ITT DEFENSE & ELECTRONICS

     Competition in the businesses of ITT Defense & Electronics is increasing as a result of, among other things, consolidation in the defense industry. The reduction of government defense budgets, particularly in the United States, has also produced overcapacity in various market segments, including markets in which ITT Defense & Electronics participates. This overcapacity has resulted in various adverse consequences, including aggressive price competition.

     In most of the markets served by ITT Defense & Electronics, competition is based primarily upon price, quality, technology, cycle time and service.

ITT FLUID TECHNOLOGY

     The ITT Fluid Technology business is marked by strong competition fueled by public bidding, economic conditions, intense pricing pressures, significant overcapacity, technological changes that produce new market entrants and dynamic markets. Management of ITT Fluid Technology attempts to compete in this business and respond to competitive pressures through cost-cutting efforts, broad product offerings, customer service, efficient manufacturing, quality control and utilization of and proper reaction to technological changes.

EXPOSURE TO CURRENCY FLUCTUATIONS

     ITT Industries companies conduct operations worldwide. ITT Industries is therefore exposed to the effects of fluctuations in relative currency values. Although ITT Industries companies engage where appropriate in various hedging strategies in respect of their foreign currency exposure, it is not possible to hedge all such exposure. Accordingly, the operating results of ITT Industries will be impacted by fluctuations in relative currency values.

CYCLICALITY

     The markets in which ITT Industries' subsidiaries operate are cyclical, and operating results therefore fluctuate based on both general economic factors and factors affecting the relevant markets served by ITT Industries. For example, a large percentage of the ITT Industries' 1994 net sales were derived from sales to automobile manufacturers. The automobile industry is highly cyclical. A decline in the demand for new automobiles and industry production levels is likely to have an adverse effect on ITT Industries. ITT Industries also manufactures and sells products used in other historically cyclical industries, such as the construction, mining and minerals and aerospace industries, and thus could be adversely affected by negative cycles affecting those and other industries. In addition, a large percentage of ITT Industries' 1994 net sales was derived from government contracts with the United States Department of Defense or other United States and foreign governmental agencies. ITT Industries' operating results are thus exposed to changes in government budget levels and budget priorities, particularly in respect of the United States defense budget. In addition, economic factors that cause a decline in consumer spending may adversely affect ITT Industries.

GOVERNMENTAL REGULATION AND RELATED MATTERS

     A number of ITT Industries' businesses are subject to governmental regulation by law or through contractual arrangements. ITT Industries' companies in the defense segment perform work under contracts with the United States Department of Defense and similar agencies in certain other countries. These contracts are subject to security and facility clearances under applicable governmental regulations, including regulations (requiring background investigations for high-level security clearances) applicable to ITT Industries' executive officers, and most of such contracts are subject to termination by the respective governmental parties on various grounds.

ENVIRONMENTAL MATTERS

     ITT Industries is subject to stringent environmental laws and regulations concerning air emissions, water discharges and waste disposal. Such environmental laws and regulations include the Federal Clean Air Act, RCRA and CERCLA. Environmental requirements are significant factors affecting all operations. The ITT Industries companies closely monitor all their respective environmental responsibilities, together with trends in environmental laws. ITT Industries has established an internal audit program to assess compliance with applicable environmental requirements for all its facilities, both domestic and overseas. The audit procedure is designed to identify problems and to instruct employees to correct deficiencies and to prevent future noncompliance. Over the past 15 years, usually with the assistance of independent consultants, ITT Industries has conducted regular, thorough audits of its major operating facilities. As a result, the ITT Industries companies are in substantial compliance with current environmental requirements. Management does not believe that it will incur compliance costs pursuant to such requirements that will have a material adverse effect on ITT Industries' financial position, results of operations or cash flows. See "ITT INDUSTRIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- ENVIRONMENTAL MATTERS" and "BUSINESS OF ITT INDUSTRIES -- LEGAL PROCEEDINGS".

RAW MATERIALS

     All the businesses of ITT Industries require various raw materials (e.g., metals, plastics and packaging) in connection with manufacturing their respective products. Although some of these costs may be reflected through increased prices for products, the operating results of ITT Industries are exposed to fluctuating costs of such raw materials. The subsidiaries of ITT Industries attempt to control such costs through various purchasing programs and other techniques. In recent years, the businesses of ITT Industries have not experienced any significant difficulties in obtaining an adequate supply of raw materials necessary for manufacturing and related activities.

RESEARCH, DEVELOPMENT AND ENGINEERING

     The businesses of ITT Industries require substantial commitment of resources to research, development and engineering activities. Research, development and engineering activities of ITT Industries are conducted in laboratory and engineering facilities at most of its major manufacturing subsidiaries. ITT Industries believes that continued leadership in technology is essential to its future, and most ITT Industries funds dedicated to research and development are applied to areas of high technology, such as aerospace, automotive braking and electrical systems, and applications involving electronic components.

     For a further discussion of the research, development and engineering expenditures of ITT Industries, see "ITT INDUSTRIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- LIQUIDITY AND CAPITAL RESOURCES".

INTELLECTUAL PROPERTY

     While ITT Industries owns and controls a number of patents, trade secrets, confidential information, trademarks, trade names, copyrights and other intellectual property rights which, in the aggregate, are of material importance to its business, management of ITT Industries believes that ITT Industries' business, as a whole, is not materially dependent upon any one intellectual property or related group of such properties. ITT Industries is licensed to use certain patents, technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain patents, technology and other intellectual property rights owned and controlled by ITT Industries. The patents, technology and other intellectual property rights licensed by ITT Industries are of importance to its business, although management of ITT Industries believes, as noted above, that ITT Industries' business, as a whole, is not dependent upon any one intellectual property or group of such properties.

     ITT Industries currently has an aggregate of 5,105 patents (2,368 at ITT Automotive, 2,005 at ITT Defense & Electronics and 732 at ITT Fluid Technology), 5,177 patent applications (3,654 at ITT Automotive, 1,084 at ITT Defense & Electronics and 439 at ITT Fluid Technology) and 104 active patent license agreements (54 at ITT Automotive, 49 at ITT Defense & Electronics and 1 at ITT Fluid Technology). Such patents, patent applications and active patent license agreements will expire or terminate over time by operation of law, in accordance with their terms or otherwise. The expiration or termination of such patents, patent applications and active patent license agreements are not expected by the management of ITT Industries to have a material adverse effect on ITT Industries' financial position, results of operations or cash flows.

     The rights and licenses granted to ITT Industries under the IP Agreements (as defined below) to the "ITT" name, mark and logo are considered by ITT Industries management to be of material importance to ITT Industries. The IP Agreements are perpetual contracts, subject to the maintenance of certain quality standards and other conditions in accordance with the terms of the IP Agreements. See "RELATIONSHIP

BETWEEN ITT INDUSTRIES, ITT DESTINATIONS AND ITT HARTFORD AFTER THE DISTRIBUTION -- INTELLECTUAL PROPERTY AGREEMENTS".

EMPLOYEES

     As of September 30, 1995, ITT Industries, directly and through its subsidiaries, employed an aggregate of approximately 58,400 people. Of this number, approximately 26,000 are employees in the United States, of whom approximately 35% are represented by labor unions. Generally, labor relations have been maintained in a normal and satisfactory manner.

LEGAL PROCEEDINGS

     ITT or its subsidiaries are responsible, or are alleged to be responsible, for the investigation and remediation at a total of approximately 100 sites. ITT or its subsidiaries have received notices that they are PRPs in approximately 30 proceedings instituted by the U.S. Environmental Protection Agency or similar state agencies. These proceedings generally are pursuant to CERCLA or similar state laws that provide for joint and several liability for investigation and clean-up costs at contaminated sites. In many of these proceedings, ITT or its subsidiaries are considered "de minimis" contributors. Another approximately 70 matters involve ongoing or prospective remedial measures, or, in the case of several such matters, are the subject of actions brought by other private parties seeking to recoup or apportion cleanup costs or damages that allegedly have been or may be incurred by such other parties. These approximately 70 matters arise out of, among other things, indemnification arrangements, contract disputes, third party claims and RCRA requirements related to contamination or alleged contamination at sites currently or formerly owned or operated by ITT or its present or former subsidiaries. The alleged environmental liabilities at approximately one-half of these sites are in connection with the operations of former ITT subsidiaries and are not related to the present businesses of ITT Industries.

     ITT and its former subsidiaries, Rayonier and Southern Wood Piedmont Company ("SWP"), are named defendants in a lawsuit filed in 1991 in the U.S. District Court for the Southern District of Georgia, Ernest L. Jordan, Sr. et. al. v. Southern Wood Piedmont Company, et al., in which plaintiffs allege property damage and personal injury based on alleged exposure to toxic chemicals used by SWP in its former wood preserving operations, seek certification as a class action and ask for compensatory and punitive damages in the amount of $700 million. Several other suits arising out of former wood preserving operations of SWP also include ITT among the named defendants. Under an agreement entered into by ITT and Rayonier in connection with the distribution of Rayonier stock to ITT shareholders in February 1994, ITT is entitled to be indemnified by Rayonier for any expenses or losses incurred by ITT in connection with the aforementioned suits as well as in any other legal proceedings arising out of Rayonier or SWP operations. ITT Industries will continue to have the benefit of such agreement after the Distribution.

     While there can be no assurance as to the ultimate outcome of any litigation involving ITT Industries, management does not believe any pending legal proceeding will result in a judgment or settlement that will have, after taking into account ITT Industries' existing provisions for such liabilities, a material adverse effect on ITT Industries' financial position, results of operations or cash flows.

DISCONTINUED OPERATIONS

     Effective on February 28, 1994, ITT completed the distribution of all the outstanding common shares of its former forest products subsidiary, Rayonier (formerly ITT Rayonier Incorporated) to the holders of record on February 24, 1994, of ITT Common Stock and ITT Series N Preferred Stock. The former subsidiary has been reflected as a "Discontinued Operation." See "NOTES TO ITT INDUSTRIES CONSOLIDATED FINANCIAL STATEMENTS".

     On September 16, 1994, ITT announced plans to seek offers for the purchase of ITT Financial Corporation ("ITT Financial"), one of the largest independent finance companies in the United States. On such date ITT Financial consisted of businesses conducting commercial and consumer finance, related insurance and other financial services including a mortgage banking operation. Gross proceeds of $12.8 billion are expected and through September 30, 1995, the following portions of ITT Financial have been sold for the approximate aggregate cash proceeds indicated: Island Finance, $1.5 billion; Commercial Finance, $2.7 billion; Equipment Finance, Small Business Finance and Real Estate Services, $1.8 billion; home equity loan portfolio, $1.0 billion; residential first mortgage portfolio, $3.9 billion; a major loan portfolio operated from Costa Mesa, California, $0.5 billion; and other assets, $0.1 billion. In addition, financial restructuring of Lyndon Insurance Group provided $0.9 billion of dividends to ITT. On April 30, 1995, ITT recorded a $403 million gain, after tax, on the sale of the businesses of ITT Financial. ITT Financial merged into ITT effective May 1, 1995, and indebtedness of ITT Financial was assumed by ITT. ITT has repaid an amount of indebtedness of ITT equivalent to the funds generated by the sale of the ITT Financial assets. ITT Financial has been reflected as a "Discontinued Operation" in the financial statements of ITT Industries.

     ITT Destinations and ITT Hartford have also been reflected as "Discontinued Operations". See "NOTES TO ITT INDUSTRIES CONSOLIDATED FINANCIAL STATEMENTS".

                                THE DISTRIBUTION

SHARES TO BE DISTRIBUTED

     Based on the 116,683,293 shares of ITT Common Stock outstanding as of October 31, 1995, the Distribution will consist of 116,683,293 shares of ITT Destinations Common Stock and 116,683,293 shares of ITT Hartford Common Stock. Each holder of ITT Common Stock will receive as a dividend one share of ITT Destinations Common Stock and one share of ITT Hartford Common Stock for every one share of ITT Common Stock held.

CONDITIONS TO THE DISTRIBUTION

     The Distribution is subject to receipt of favorable tax rulings from the Internal Revenue Service as to certain Federal income tax consequences of the Distribution, all necessary consents of any governmental or regulatory bodies having been obtained and certain other conditions specified in the Proxy. The Board has retained discretion, even if the conditions to the Distribution are satisfied, to abandon, defer or modify the Distribution or any other matter contemplated in connection with the Distribution. The terms of the Distribution thus may be modified or conditions thereto may be waived by the Board of Directors of ITT. However, the Board will not waive the requirement of receipt of favorable tax rulings from the Internal Revenue Service unless, in the Board's judgment, based on the opinion of counsel, Section 355 of the Internal Revenue Code will apply to the Distribution. ITT currently expects the Distribution to occur on or prior to December 31, 1995, however, there can be no assurances that the Distribution will occur on or prior to that date or at all.

TREATMENT OF CERTAIN DEBT INSTRUMENTS

     ITT has historically incurred indebtedness at the parent company level to a greater extent than at the operating company level. As a result of the Distribution, absent action by ITT, the capital structure of ITT Industries after the Distribution would be inappropriate because ITT Industries would be highly leveraged relative to many of its competitors. Accordingly, in connection with the Distribution, management of ITT intends to allocate the consolidated indebtedness of ITT among ITT Industries, ITT Destinations and ITT Hartford.

     ITT expects that it will allocate an aggregate of $2.9 billion of its indebtedness to ITT Destinations. ITT does not plan to allocate any of its public indebtedness to ITT Hartford. ITT's remaining indebtedness shall remain an obligation of ITT Industries. The planned allocation is reflected under "FORECASTED CAPITALIZATION".

     ITT Destinations, in anticipation of such debt allocation, has filed with the Commission a shelf registration statement with respect to the issuance, from time to time, of up to $2 billion of debt securities. Any such debt securities issued prior to the Distribution will be unconditionally guaranteed by ITT, which guarantee will be released, subject to satisfaction of certain conditions, upon the completion of the Distribution. The proceeds from the offering of such debt securities will be applied to the repayment of short-term debt or will be added to the general funds of ITT Destinations to be used for general corporate purposes.

     ITT expects to establish commercial bank credit facilities for each of ITT Industries, ITT Destinations and ITT Hartford in advance of the Distribution. Although formal documentation has not yet been completed, management of ITT expects that such credit facilities should provide sufficient liquidity for each of the companies' respective funding needs and should reflect terms customary in the commercial bank credit market at the relevant time.

                           THE REINCORPORATION OF ITT

     Subject to the conditions summarized below, ITT will be reincorporated (the "Reincorporation") in Indiana by merging ITT into ITT Indiana, Inc. pursuant to a merger agreement (the "Merger Agreement") and, in connection therewith, the name of ITT Indiana, Inc. will be changed to ITT Industries, Inc. ITT Industries will succeed to all the business, properties, assets and liabilities of ITT, and the shareholders of ITT will automatically become shareholders of ITT Industries. Pursuant to the reincorporation, each outstanding share of ITT Common Stock will automatically be converted into one share of ITT Industries Common Stock. The number of shares of outstanding capital stock of ITT Industries will be the same as that of ITT. ITT Industries intends to implement a shareholder rights plan. After the Reincorporation, the rights of ITT Industries' shareholders will be governed by Indiana law and by ITT Industries' Articles of Incorporation and By-laws, rather than by Delaware law and ITT's existing Restated Certificate of Incorporation and By-laws.

     It is expected that the Reincorporation will be consummated substantially simultaneously with or immediately following the Distribution.

REASONS FOR THE REINCORPORATION

     The Reincorporation is structured so that ITT Industries and its Board of Directors will have the benefit of certain features of the Indiana Business Corporation Law (the "IBCL") that are not included in the Delaware General Corporation Law (the "DGCL"). The most important of such features is Section 23-1-35-1 of the IBCL. This section provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation's shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Once the board has determined that the proposed action is not in the best interests of the corporation, it has no duty to remove any barriers to the success of the action, including a rights plan. Section 23-1-35-1 specifically provides that certain judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of that section.

     As a result of this provision of the IBCL, the Board of Directors of ITT believes that the Reincorporation will provide the Board of Directors of ITT Industries with greater flexibility to respond to unsolicited proposals for ITT Industries since Indiana law authorizes directors to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. This feature, and other provisions of the IBCL which in some cases have counterparts under Delaware law, may have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of ITT Industries (including unsolicited takeover attempts), even though such a transaction may offer ITT Industries' shareholders the opportunity to sell their stock at a price above the prevailing market rate.

                      RELATIONSHIP BETWEEN ITT INDUSTRIES,
            ITT DESTINATIONS AND ITT HARTFORD AFTER THE DISTRIBUTION

     ITT Destinations is wholly owned by ITT, and the results of operations of its subsidiaries have been included in ITT's consolidated financial results (as discontinued operations). After the Distribution, ITT Industries will not have any ownership interest in ITT Destinations, and ITT Destinations will be an independent public company. Furthermore, except as described below, all contractual relationships existing prior to the Distribution between ITT and ITT Destinations will be terminated except for commercial relationships in the ordinary course of business.

     ITT Hartford is also wholly owned by ITT, and the results of operations of its subsidiaries have been included in ITT's consolidated financial results (as discontinued operations). After the Distribution, ITT Industries will not have any ownership interest in ITT Hartford, and ITT Hartford will be an independent public company. Furthermore, except as described below, all contractual relationships existing prior to the Distribution between ITT and ITT Hartford will be terminated except for commercial relationships in the ordinary course of business.

     After the Distribution, neither ITT Destinations nor ITT Hartford will have any ownership interest in the other. In addition, except as described below, all contractual relationships existing prior to the Distribution between ITT Destinations and ITT Hartford will be terminated except for commercial relationships in the ordinary course of business.

     Prior to the Distribution, ITT, ITT Destinations and ITT Hartford will enter into certain agreements, described below, governing their relationship subsequent to the Distribution (at which time ITT will have been renamed ITT Industries) and providing for the allocation of tax and certain other liabilities and obligations arising from periods prior to the Distribution. Each of ITT, ITT Destinations and ITT Hartford believes that the agreements are fair to the parties to the relevant agreements and contain terms which generally are comparable to those which would have been reached in arms-length negotiations with unaffiliated parties (although such comparisons are difficult with respect to certain agreements which relate to the specific circumstances of the Distribution and the transactions contemplated thereby). In some cases, portions of the agreements are based on agreements ITT has negotiated with third parties. In other cases, portions of the agreements are believed to be comparable to those used by others in similar transactions. In each case, the terms of these agreements will have been reviewed by individuals who will be included at a senior management level of ITT Industries, ITT Destinations and ITT Hartford.

     It is contemplated that arrangements to the effect described below will be entered into in connection with the Distribution.

DISTRIBUTION AGREEMENT

     ITT, ITT Destinations and ITT Hartford will enter into a distribution agreement (the "Distribution Agreement") providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between ITT Industries, ITT Destinations and ITT Hartford subsequent to the Distribution.

     The Distribution Agreement will provide for, among other things, assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the date of the Distribution, financial responsibility for the liabilities arising out of or in connection with (i) the Automotive, Defense and Electronics, and Fluid Technology businesses to ITT Industries and its subsidiaries, (ii) the Hospitality, Entertainment and Information Services businesses to ITT Destinations and its subsidiaries and (iii) the Insurance businesses to ITT Hartford and its subsidiaries. The Distribution Agreement will also provide for the allocation generally of the financial responsibility for the liabilities arising out of or in connection with former and present businesses not described in the immediately preceding sentence to or among ITT Industries, ITT Destinations and ITT Hartford.

     The Distribution Agreement will provide that ITT Destinations and ITT Hartford will use their respective commercially reasonable efforts to achieve an allocation of indebtedness of ITT that reflects the capital structure after the Distribution of ITT Industries, ITT Destinations and ITT Hartford as contemplated in the discussion under "THE DISTRIBUTION -- TREATMENT OF CERTAIN DEBT INSTRUMENTS".

     The Distribution Agreement will provide that neither ITT Industries, ITT Destinations nor ITT Hartford will take any action that would jeopardize the intended tax consequences of the Distribution. Specifically, each of ITT Industries, ITT Destinations and ITT Hartford will agree to maintain its status as a company engaged in the active conduct of a trade or business, as defined in
Section 355(b) of the Internal Revenue Code, until the first anniversary of the Distribution. Neither ITT Industries, ITT Destinations nor ITT Hartford expects this limitation to inhibit its financing or other activities or its ability to respond to unanticipated developments. However, compliance with these provisions of the Distribution Agreement may make the acquisition of control of each of ITT Industries, ITT Destinations and ITT Hartford prior to the first anniversary more difficult or less likely to occur because of the potential substantial contractual damages associated with a breach of such provisions.

     Under the Distribution Agreement, each of ITT Industries, ITT Destinations and ITT Hartford will agree to provide to the other parties, subject to certain conditions, on an "as-needed" basis such services on such terms as may be agreed upon between the applicable parties.

     The Distribution Agreement will also provide that, except as otherwise set forth therein or in any other agreement, all costs or expenses incurred on or prior to the date of the Distribution in connection with the Distribution will be charged to and paid by ITT, provided that ITT shall not be responsible for those costs or expenses specifically incurred by ITT Hartford or ITT Destinations (including, without limitation, any attorney or financial advisor fees owing to attorneys or financial advisors retained by ITT Destinations or ITT Hartford). Except as set forth in the Distribution Agreement or any related agreement, each party shall bear its own costs and expenses incurred after the Distribution.

INTELLECTUAL PROPERTY AGREEMENTS

     ITT, ITT Destinations and ITT Hartford will enter into Intellectual Property License Agreements (collectively, "IP Agreements") which will provide for licensing to or among these companies of, rights under patents, copyrights, software, technology, trade secrets and certain other intellectual property (collectively, "Intellectual Property") owned by ITT, ITT Destinations or ITT Hartford and their respective subsidiaries and associated companies as of the date of the Distribution. The purpose of these IP Agreements is to provide ITT, ITT Destinations and ITT Hartford and their respective subsidiaries and associated companies with those continuing rights and licenses under such Intellectual Property following the Distribution necessary for the continued conduct of their respective businesses. Included within the IP Agreements will be: (i) a grant of rights and licenses to ITT and ITT Hartford, with rights to license their respective subsidiaries and associated companies, to continue to use the "ITT" name, mark and logo in the operation of their respective businesses following the Distribution, subject to the maintenance of certain quality standards for their products and services and other conditions in accordance with the terms of the IP Agreements, and (ii) a transfer from ITT to ITT Destinations of all the right, title and interest in the "ITT" name, mark, and logo and the applications, registrations, goodwill, and contractual rights and obligations associated therewith.

TAX ALLOCATION AGREEMENT

     ITT Industries, ITT Destinations and ITT Hartford will enter into a Tax Allocation Agreement to the effect that ITT Destinations and ITT Hartford will pay their respective shares of ITT's consolidated tax liability for the tax years that ITT Destinations and ITT Hartford, as applicable, were included in ITT's consolidated Federal income tax return. The Tax Allocation Agreement will also provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the date of the Distribution, as well as certain other matters.

EMPLOYEE BENEFITS AGREEMENT

     ITT Industries, ITT Destinations and ITT Hartford will enter into an Employee Benefits Services and Liability Agreement providing for the allocation of retirement, medical, disability and other employee welfare benefit plans among ITT Industries, ITT Destinations and ITT Hartford. The agreement will provide for the specified treatment of certain retirement plans for salaried employees, investment and savings programs, excess benefit plans, retiree medical and life insurance benefits and stock awards. The agreement will provide that, as of the date of the Distribution, each of ITT Industries, ITT Destinations and ITT Hartford shall generally assume all liability for their respective active employees under their respective employee welfare benefit plans and that each of ITT Industries, ITT Destinations and ITT Hartford will be allocated a proportionate share of any assets of ITT held with respect thereto. The agreement will provide that ITT Industries shall retain the obligation to make any post-Distribution payments to ITT employees in respect of the ITT Annual Incentive Bonus Plan and the ITT Long-Term Performance Plan with respect to the 1995 calendar year. Finally, the Agreement will provide that, to the extent that any non-U.S. retirement plans of ITT cover employees of more than one of ITT Industries, ITT Destinations and ITT Hartford, the assets and liabilities with respect to such plans will be allocated between such companies in an equitable manner, in accordance with applicable law.

DIRECTORS

     After the Distribution, there will be individuals on the Boards of Directors of ITT Industries, ITT Destinations and ITT Hartford who will also serve on the Board of Directors of one or both of the other companies.

                         DESCRIPTION OF THE DEBENTURES

     The following description of the particular terms of the Debentures offered hereby supplements the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

     The Debentures will be unsecured general obligations of ITT, will be issued under an indenture dated as of May 1, 1992 (the "Indenture") between ITT and The First National Bank of Chicago, as Trustee (the "Trustee"), will be limited to $250,000,000 principal amount, will be issued in book-entry form only, in denominations of $1,000 and any integral multiple thereof, and will mature on November 15, 2025.

     The Debentures will bear interest from November 15, 1995 or from the most recent interest payment date to which interest has been paid or provided for, at the rate of 7.40% per annum, payable semi-annually on May 15 and November 15, commencing on May 15, 1996, to the persons in whose names the Debentures are registered at the close of business on the preceding April 30 and October 31, respectively. ITT may pay principal and interest by check and may mail an interest check to a Holder's registered address. Holders may be required to surrender Debentures to collect principal payments.

OPTIONAL REDEMPTION

     The Debentures will be redeemable as a whole or in part, at the option of ITT Industries at any time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 20 basis points, plus in each case accrued interest to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Lazard Freres & Co. LLC and Lehman Brothers Inc. and their respective successors; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     Holders of Debentures to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

BOOK-ENTRY SYSTEM

     The Depository Trust Company, New York, New York, will act as depositary (the "Depositary") for the Debentures. The Debentures will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of the Depositary. The provisions described under "Description of Debt Securities -- Global Securities" in the Prospectus will be applicable to the Debentures. Accordingly, beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

     The Depositary has advised ITT Industries and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on the file with the United States Securities and Exchange Commission.

     Principal and interest payments on the Debentures registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominees as the registered owner of the Global Securities. Under the terms of the Debentures, ITT Industries and the Trustee will treat the persons in whose names the Debentures are registered as the owners of such Debentures for the purpose of receiving payment of principal and interest on such Securities and for all other purposes whatsoever. Therefore, neither ITT Industries, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Securities to owners of beneficial interests in the Global Securities. The Depositary has advised ITT Industries and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Securities as shown on the Depositary's records, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee, or ITT Industries, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of ITT Industries or the Trustee, disbursement of such payments to the owners of beneficial interests in the Global Securities shall be the responsibility of the Depositary and Direct and Indirect Participants.

     Debentures represented by a Global Security will be exchangeable for Debentures in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple if the Depositary notifies ITT Industries that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by ITT Industries within 90 days or ITT Industries in its discretion at any time determines not to require all of the Debentures of such series to be represented by a Global Security and notifies the Trustee thereof. Any Debentures that are exchangeable pursuant to the preceding sentence are exchangeable for Debentures issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Debentures will be made by the Underwriters in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to ITT Industries, all payments of principal and interest on the Debentures will be made by ITT Industries in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled-in clearing-house or next-day funds. In contrast, the Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

CONCERNING THE TRUSTEE

     ITT and certain of its subsidiaries maintain bank accounts, borrow money and have other customary banking relationships with the Trustee in the ordinary course of business. The Trustee acts as trustee with respect to one series of debt securities previously issued under the Indenture.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, ITT has agreed to sell to each of the Underwriters named below (for whom Morgan Stanley & Co. Incorporated is acting as lead book runner), and each of the Underwriters has severally and not jointly agreed to purchase, the principal amount of the Debentures set forth opposite its name below:

                                                                          PRINCIPAL
                                                                          AMOUNT OF
                                  UNDERWRITER                             DEBENTURES
                                  -----------                            ------------
        Lazard Freres & Co. LLC .......................................  $ 83,333,333
        Lehman Brothers Inc. ..........................................    83,333,333
        Morgan Stanley & Co. Incorporated..............................    83,333,334
                                                                         ------------
                  Total................................................  $250,000,000
                                                                         ============

     The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Debentures is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Debentures offered hereby if any are taken.

     The Underwriters propose to offer all or part of the Debentures directly to the public at the public offering price set forth on the cover page hereof and all or part to certain dealers at a price which represents a concession not in excess of .50% of the principal amount of the Debentures. The Underwriters may allow, and any such dealer may reallow, a concession to certain other dealers not in excess of .25% of the principal amount of the Debentures. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

     ITT has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     ITT does not intend to apply for the listing of the Debentures on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Debentures as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Debentures and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly no assurance can be given as to the liquidity of, or trading markets for, the Debentures.

     The Underwriters and their affiliates engage in transactions with and perform services for ITT and its affiliates in the ordinary course of business for which customary compensation has been and will be received. Michel David-Weill is a Director of ITT and is also the Chairman of Lazard Freres & Co. LLC. S. Parker Gilbert is a Director of ITT and is also Chairman of the Morgan Stanley Advisory Board, an affiliate of Morgan Stanley & Co. Incorporated.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by ITT with the Securities and Exchange Commission (the "Commission") (File No. 1-5627) are hereby incorporated by reference in this Prospectus Supplement:

          (a) Annual Report on Form 10-K for the year ended December 31, 1994;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995;

          (c) Proxy Statement for the Special Meeting of Stockholders on September 21, 1995 (Filed with the Commission on August 28, 1995); and

          (d) Current Reports on Form 8-K dated February 6, March 31, June 8 and November 7, 1995.

     The following document filed by ITT Destinations with the Commission (File No. 1-13960) is hereby incorporated by reference in this Prospectus Supplement:
Form 10 dated September 18, 1995, with respect to the shares of ITT Destinations common stock (and related ITT Destinations Rights (as defined therein)) to be received by the Shareholders of ITT in the Distribution.

     All documents filed by ITT with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Securities covered by this Prospectus Supplement shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

     ITT will provide, without charge, to each person, including any beneficial holder, to whom this Prospectus Supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than certain exhibits to such documents). Such requests should be directed to ITT at its principal executive offices, 1330 Avenue of the Americas, New York, NY 10019-5490, Attention:
Corporate Secretary (telephone number 212-258-1000).

                                 LEGAL OPINIONS

     The legality of the Debentures offered hereby will be passed upon for ITT by Richard S. Ward, Esq., its Executive Vice President and General Counsel, or such other attorney of ITT as ITT may designate, and for the Underwriters by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019-7475. Mr. Ward has an interest in certain securities of ITT. Cravath, Swaine & Moore acts from time to time as legal counsel to ITT on various matters, including the Distribution.

                                    EXPERTS

     The audited financial statements and schedules included or incorporated by reference in this Prospectus Supplement and Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. This statement supersedes the section entitled "Experts" in the Prospectus.

                                    INDEX TO
                       FINANCIAL STATEMENTS AND SCHEDULES

                                                                                       PAGE
                                                                                       -----
ITT INDUSTRIES, INC.
Report of Independent Public Accountants.............................................  F-2
Consolidated Income for the Nine Months Ended September 30, 1995 and 1994 (unaudited)
  and the Three Years Ended December 31, 1994........................................  F-3
Consolidated Balance Sheet as of September 30, 1995 (unaudited) and December 31, 1994 and 1993...........................................................................  F-4
Consolidated Cash Flow for the Nine Months Ended September 30, 1995 and 1994
  (unaudited) and the Three Years Ended December 31, 1994............................  F-5
Consolidated Retained Earnings for the Nine Months Ended September 30, 1995
  (unaudited) and the Three Years Ended December 31, 1994............................  F-6
Consolidated Capital Stock and Surplus for the Nine Months Ended September 30, 1995
  (unaudited) and the Three Years Ended December 31, 1994............................  F-6
Cumulative Preferred Stock as of December 31, 1994 and 1993..........................  F-7
Notes to Financial Statements........................................................  F-8
Business Segment Information.........................................................  F-22
Geographical Information.............................................................  F-23
Quarterly Results for 1994 and 1993..................................................  F-23
Export Sales.........................................................................  F-24
FINANCIAL STATEMENT SCHEDULES
Valuation and Qualifying Accounts -- ITT Industries, Inc.............................  SF-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ITT Corporation:

     We have audited the consolidated financial statements of ITT Corporation (a Delaware corporation; to be renamed ITT Industries, Inc., and reincorporated as an Indiana corporation) and subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, as described in the accompanying Index to Financial Statements and Schedules. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ITT Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in the accompanying notes to financial statements, the Company adopted new accounting standards promulgated by the Financial Accounting Standards Board, changing its methods of accounting, effective January 1, 1994, for certain investments in debt and equity securities and effective January 1, 1992, for postretirement benefits other than pensions and postemployment benefits. The Corporation also changed effective January 1, 1994, its method used to discount long-term tabular workers compensation liabilities and its accounting method for deferred marketing and start-up costs.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the Index to Financial Statements and Schedules is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

New York, New York
June 13, 1995

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

                              CONSOLIDATED INCOME
                          IN MILLIONS EXCEPT PER SHARE

                                                NINE MONTHS ENDED
                                                   SEPTEMBER,           YEARS ENDED DECEMBER 31,
                                                -----------------     ----------------------------
                                                 1995       1994      1994*      1993*      1992*
                                                ------     ------     ------     ------     ------
                                                (UNAUDITED)
Net Sales.....................................  $6,633     $5,590     $7,758     $6,621     $6,845
Cost of Sales.................................   5,730      4,772      6,607      5,647      5,968
                                                ------     ------     ------     ------     ------
                                                   903        818      1,151        974        877
Selling, General and Administrative
  Expenses....................................     505        463        643        655        686
Service Charges from Affiliated Companies.....      63         53         73         59         62
Other Operating (Income) Expenses.............      (2)        40         17         31        110
                                                ------     ------     ------     ------     ------
                                                   337        262        418        229         19
Equity in Earnings of Alcatel N.V.............      --         --         --         --         97
Gain on Sale of Alcatel N.V...................      --         --         --         --        942
Interest Expense..............................    (124)       (85)      (114)      (153)      (180)
Interest Income...............................      32         58         66        121         98
Miscellaneous Income (Expense), net...........    (163)       (17)       (21)         3        (10)
                                                ------     ------     ------     ------     ------
                                                    82        218        349        200        966
Income Tax Expense............................     (45)      (100)      (147)       (65)      (311)
                                                ------     ------     ------     ------     ------
Income from Continuing Operations.............      37        118        202        135        655
Discontinued Operations:
  Operating Earnings, net of tax (benefit) of
     $208, $240, $328, $310 and $(598)........     533        610        831        828       (915)
  Gain on Sale of Finance Operations, net of
     tax of $264..............................     403         --         --         --         --
Extraordinary Items, net of tax benefit of
  $165 and $25................................    (307)        --         --        (50)        --
Cumulative Effect of Accounting Changes, net
  of tax benefit of $8, $8 and $322...........      --        (11)       (11)        --       (625)
                                                ------     ------     ------     ------     ------
Net Income (Loss).............................  $  666     $  717     $1,022     $  913     $ (885)
                                                ======     ======     ======     ======     ======
EARNINGS (LOSS) PER SHARE*
Income from Continuing Operations
  Primary.....................................  $  .07     $  .79     $ 1.46     $  .83     $ 5.34
  Fully Diluted...............................  $  .23     $  .82     $ 1.46     $  .88     $ 4.77
Discontinued Operations
  Primary.....................................  $ 8.59     $ 5.19     $ 7.21     $ 6.90     $(7.81)
  Fully Diluted...............................  $ 7.97     $ 4.79     $ 6.65     $ 6.40     $(6.96)
Extraordinary Items
  Primary.....................................  $(2.78)    $   --         --     $ (.41)        --
  Fully Diluted...............................  $(2.61)    $   --         --     $ (.38)        --
Cumulative Effect of Accounting Changes
  Primary.....................................  $   --     $ (.10)    $ (.10)        --     $(5.46)
  Fully Diluted...............................  $   --     $ (.09)    $ (.09)        --     $(4.71)
Net Income (Loss)
  Primary.....................................  $ 5.88     $ 5.88     $ 8.57     $ 7.32     $(7.93)
  Fully Diluted...............................  $ 5.59     $ 5.52     $ 8.02     $ 6.90     $(6.90)
                                                ======     ======     ======     ======     ======
AVERAGE COMMON EQUIVALENT SHARES -- PRIMARY...     110        118        115        120        117
                                                ======     ======     ======     ======     ======
AVERAGE COMMON EQUIVALENT SHARES -- FULLY
  DILUTED.....................................     118        127        125        129        132
                                                ======     ======     ======     ======     ======

---------------
* Restated to reflect Insurance, Hospitality, Entertainment & Information Services as "Discontinued Operations."

The accompanying notes to financial statements are an integral part of the above statement.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                  IN MILLIONS EXCEPT FOR SHARES AND PER SHARE



                                                                                  DECEMBER 31,
                                                            SEPTEMBER 30,      -------------------
                                                                1995            1994*       1993*
                                                            -------------      -------     -------
                                                            (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents...............................     $   183         $   322     $   240
  Receivables, net........................................       1,344           1,138       1,661
  Inventories.............................................         960             990         910
  Other current assets....................................         137              80          70
                                                            -----------        -------     -------
     Total current assets.................................       2,624           2,530       2,881
Plant, Property and Equipment, net........................       2,175           2,114       1,733
Deferred U.S. Income Taxes................................         262             161          37
Goodwill, net.............................................         357             365          73
Other Assets..............................................         502             407         339
Net Assets of Discontinued Operations.....................       7,657           5,458       7,918
                                                            -----------        -------     -------
                                                               $13,577        $11,035     $12,981
                                                            ===========        =======     =======
LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
  Accounts payable........................................     $   650         $   774     $   591
  Accrued expenses........................................       1,137             848         705
  Notes payable and current maturities of long-term
     debt.................................................       1,474             928         977
                                                            -----------        -------     -------
     Total current liabilities............................       3,261           2,550       2,273
Non-U.S. Unfunded Pension.................................         699             610         511
U.S. Unfunded Pension and Postretirement Costs............         362             388         282
Long-term Debt (including ESOP of $ -- , $562 and $603)...         801           1,712       1,994
Deferred Income Taxes -- Foreign, State and Local.........          71              90          94
Other Liabilities.........................................         433             226         177
                                                            -----------        -------     -------
                                                                 5,627           5,576       5,331
                                                            -----------        -------     -------
Stockholders Equity --
  Cumulative preferred stock (aggregate liquidation value
     of $695 as of December 31, 1994).....................          --             655         673
  Common stock: Authorized 200,000,000 shares, $1 par
     value Outstanding 116,481,589, 105,672,252 and
     117,560,877..........................................         116             106         118
  Capital surplus.........................................         685              --          --
  Deferred compensation -- ESOP...........................          --            (562)       (603)
  Cumulative translation adjustments......................         (36)           (113)       (206)
  Unrealized (loss) gain on securities, net of tax........        (111)         (1,376)         80
  Retained earnings.......................................       7,296           6,749       7,588
                                                            -----------        -------     -------
                                                                 7,950           5,459       7,650
                                                            -----------        -------     -------
                                                               $13,577         $11,035     $12,981
                                                            ===========        =======     =======

---------------
* Restated to reflect Insurance, Hospitality, Entertainment and Information Services as "Discontinued Operations."
The accompanying notes to financial statements are an integral part of the above statement.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

                             CONSOLIDATED CASH FLOW
                                  IN MILLIONS

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                               -------------------    ----------------------------
                                                 1995       1994*      1994*      1993*     1992*
                                               --------    -------    -------    -------    ------
                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net Income (Loss)............................. $    666    $   717    $ 1,022    $   913    $ (885)
Discontinued Operations:
     Operating Earnings.......................     (533)      (610)      (831)      (828)      915
     Gain on Sale of Finance Operations.......     (403)        --         --         --        --
Extraordinary Items...........................      307         --         --         50        --
Cumulative Effect of Accounting Changes.......       --         11         11         --       625
                                                  -----      -----    -------    -------    ------
          Income from continuing operations...       37        118        202        135       655
Adjustments to income from continuing
  operations:
  Depreciation and amortization...............      322        285        373        323       315
  Provision for doubtful receivables..........        1          2          4          6         5
  (Gain) loss on divestments -- pretax........      172          1          2        (13)     (950)
  Change in receivables, inventories, payables
     and accruals.............................     (173)      (259)       (18)        83        81
  Accrued and deferred taxes..................      (68)        66         87         83       395
  Other, net..................................      (75)        40        (13)        11       132
                                                  -----      -----    -------    -------    ------
Cash from continuing operations...............      216        253        637        628       633
Cash (to) from discontinued operations........     (519)       463      1,152       (496)     (903)
                                                  -----      -----    -------    -------    ------
          Cash from (used for) operating
            activities........................     (303)       716      1,789        132      (270)
                                                  -----      -----    -------    -------    ------
INVESTING ACTIVITIES
Additions to plant, property and equipment....     (276)      (232)      (407)      (337)     (351)
Proceeds from divestments.....................   12,474        833        853        862     1,028
Acquisitions..................................      (15)      (418)      (418)        --        --
Other, net....................................       (4)        (6)       (15)         3        (1)
                                                  -----      -----    -------    -------    ------
          Cash from investing activities......   12,179        177         13        528       676
                                                  -----      -----    -------    -------    ------
FINANCING ACTIVITIES
Short-term debt, net..........................     (182)        96        (66)       166       170
Long-term debt issued.........................       --         --         --         11         5
Long-term debt repaid.........................      (25)      (111)      (381)      (237)      (75)
Repayment of Finance obligations..............  (11,640)        --         --         --        --
Repurchase of common stock....................      (38)      (655)    (1,016)      (306)     (105)
Dividends paid................................     (193)      (211)      (280)      (277)     (270)
Other, net....................................       40         (2)        (5)        82       (98)
                                                  -----      -----    -------    -------    ------
          Cash used for financing
            activities........................  (12,038)      (883)    (1,748)      (561)     (373)
                                                  -----      -----    -------    -------    ------
EXCHANGE RATE EFFECT ON CASH AND CASH
  EQUIVALENTS.................................       23         35         28         (8)      (37)
                                                  -----      -----    -------    -------    ------
Increase (decrease) in cash and cash
  equivalents.................................     (139)        45         82         91        (4)
Cash and Cash Equivalents -- Beginning of
  period......................................      322        240        240        149       153
                                                  -----      -----    -------    -------    ------
Cash and Cash Equivalents -- End of period.... $    183    $   285    $   322    $   240    $  149
                                                  =====      =====    =======    =======    ======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid during the period for:
  Interest.................................... $     92    $    97    $   112    $   110    $  139
                                                  =====      =====    =======    =======    ======
  Income Taxes................................ $    121    $    57    $   243    $   162    $  174
                                                  =====      =====    =======    =======    ======

---------------
* Restated to reflect Insurance, Hospitality, Entertainment and Information Services as "Discontinued Operations."

The accompanying notes to financial statements are an integral part of the above statement.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED RETAINED EARNINGS

                          IN MILLIONS EXCEPT PER SHARE




                                                        NINE MONTHS ENDED   YEARS ENDED DECEMBER 31,
                                                          SEPTEMBER 30,     ------------------------
                                                              1995           1994     1993     1992
                                                        -----------------   ------   ------   ------
                                                        (UNAUDITED)
Balance -- Beginning of Period........................       $ 6,749        $7,588   $7,058   $8,202
  Net Income (Loss)...................................           666         1,022      913     (885)
  Dividends Declared --
     Cumulative preferred stock, net of tax benefit...           (15)          (36)     (36)     (43)
     Common stock -- $.99, $1.98, $1.98 and $1.84 per
       share..........................................          (104)         (228)    (235)    (216)
     Common stock of ITT Rayonier.....................            --          (621)      --       --
  Repurchases of Common Stock.........................            --          (976)    (112)      --
                                                              ------        ------   ------   ------
Balance -- End of Period..............................       $ 7,296        $6,749   $7,588   $7,058
                                                              ======        ======   ======   ======

                     CONSOLIDATED CAPITAL STOCK AND SURPLUS

                         IN MILLIONS EXCEPT FOR SHARES

                                                    CUMULATIVE                 COMMON STOCK
                                                  PREFERRED STOCK     -------------------------------
                                                -------------------                          CAPITAL
                                                  SHARES     AMOUNT     SHARES      AMOUNT   SURPLUS
                                                ----------   ------   -----------   ------   --------
Balance -- December 31, 1991..................  14,714,099    $967    114,422,056    $114      $  8
  Redemption of ESOP Series preferred stock...    (111,859)     (8)            --      --        --
  Stock incentive plans.......................          --      --        361,031      --        16
  Stock conversions...........................  (3,647,710)   (174)     5,940,563       6       168
  Redemptions and repurchases.................  (1,059,777)    (98)    (1,664,518)     (1)     (116)
                                                ----------    ----    -----------    ----      ----
Balance -- December 31, 1992..................   9,894,753     687    119,059,132     119        76
  Redemption of ESOP Series preferred stock...    (175,964)    (14)            --      --        (2)
  Stock incentive plans.......................          --      --      1,915,760       2       121
  Stock conversions...........................    (137,460)     --        173,993      --        --
  Repurchases.................................          --      --     (3,588,008)     (3)     (195)
                                                ----------    ----    -----------    ----      ----
Balance -- December 31, 1993..................   9,581,329     673    117,560,877     118        --
  Redemption of ESOP Series preferred stock...    (179,555)    (13)            --      --        --
  Stock conversions...........................     (99,345)     (5)       116,428      --         5
  Stock incentive plans.......................          --      --        283,463      --        18
  Repurchases.................................          --      --    (12,288,516)    (12)      (23)
                                                ----------    ----    -----------    ----      ----
Balance -- December 31, 1994..................   9,302,429     655    105,672,252     106      $ --
(unaudited)
  Redemption of ESOP Series preferred stock...    (120,652)     (9)            --      --        (4)
  Conversion of ESOP Series preferred stock...  (8,636,231)   (644)     9,657,383      10       634
  Stock conversions...........................    (522,647)     (2)       661,671      --         2
  Stock redemption............................     (22,899)     --             --      --        (2)
  Stock incentive plans.......................          --      --        867,485      --        90
  Repurchases.................................          --      --       (377,202)     --       (35)
                                                ----------    ----    -----------    ----      ----
Balance -- September 30, 1995.................          --    $ --    116,481,589    $116      $685
                                                ==========    ====    ===========    ====      ====

The accompanying notes to financial statements are an integral part of the above statements.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

                           CUMULATIVE PREFERRED STOCK

                            STATED VALUE IN MILLIONS

                                         PER SHARE-DECEMBER 31,
                                                  1994                    1994                 1993
                                         -----------------------   ------------------   ------------------
                                         CONVERSION   REDEMPTION               STATED               STATED
                                            RATE        PRICE       SHARES     VALUE     SHARES     VALUE
                                         ----------   ----------   ---------   ------   ---------   ------
$2.25 Series N.........................    1.2660       $85.00       545,546    $  2      581,535    $  2
$5.221 ESOP Series.....................    1.1191        77.20     8,756,883     653    8,999,794     671
                                                                   ---------    ----    ---------    ----
                                                                   9,302,429    $655    9,581,329    $673
                                                                   =========    ====    =========    ====

     The Corporation has authorized 50,000,000 shares of cumulative preferred stock, without par value, which are issuable in series.

     In July 1995, the Corporation terminated the ESOP portion of the ITT Investment and Savings Plan. The trustee of the ESOP then converted the preferred stock held by the trustee to ITT Common Stock.

     Series N Preferred Stock was redeemed on August 29, 1995.

The accompanying notes to financial statements are an integral part of the above statement.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

PLAN OF DISTRIBUTION

     On September 21, 1995, the shareholders of ITT Corporation approved all seven proposals outlined in the August 30, 1995 Proxy Statement. The proposals, which are subject to final terms and conditions, authorize, among other things, the change in ITT Corporation's name to ITT Industries, Inc. ("ITT" or the "Corporation") and the distribution (the "Distribution") to holders of the Corporation's common stock (on a pro-rata basis) of all outstanding shares of common stock of ITT Destinations, Inc., a wholly-owned subsidiary which will hold the Corporation's interests in hospitality, entertainment and information services businesses ("ITT Destinations") and ITT Hartford Group, Inc., a wholly-owned subsidiary holding the Corporation's interests in the insurance business segment ("ITT Hartford"). Under the proposed plan, ITT Destinations and ITT Hartford will become publicly traded companies. These financial statements give effect to the proposed Distribution, reflecting the accounts of the businesses included in the Distribution as discontinued operations for all periods presented. For purposes of these financial statements, all references to ITT Destinations and ITT Hartford include those companies, their subsidiaries, affiliated companies and other assets and liabilities that will be transferred to those companies prior to the Distribution.

     In the accompanying financial statements for all periods presented, ITT Destinations and ITT Hartford are reported as Discontinued Operations. The net assets of ITT Destinations and ITT Hartford are included in Net Assets of Discontinued Operations in the accompanying balance sheet. See Discontinued Operations for summarized financial information of ITT Destinations and ITT Hartford.

     Certain centralized general and administrative functions of the Corporation, including cash management, legal, accounting, tax and insurance services have been provided by individuals who, for the most part, will be associated with ITT Destinations. Fees for these services of approximately one percent of the Corporation's net sales are reflected on the consolidated statement of income as "Service Charges from Affiliated Companies". In the opinion of management, the method of allocating these costs is believed to be reasonable. However, the costs of these services charged to the Corporation are not necessarily indicative of the costs that would have been incurred if the Corporation had performed these functions. Subsequent to the Distribution, the Corporation will perform these functions using its own resources or purchased services and, in addition, will be responsible for the administrative and stewardship expenses associated with the management of a public corporation.

     For purposes of governing certain of the ongoing relationships between and among the Corporation, ITT Destinations and ITT Hartford after the Distribution and to provide for orderly transition, the Corporation, ITT Destinations and ITT Hartford will enter into various agreements including a Distribution Agreement, Employee Benefits Services and Liability Agreement, Tax Allocation Agreement and Intellectual Property Transfer and License Agreements. Summaries of these agreements are set forth elsewhere in this Prospectus Supplement.

ACCOUNTING POLICIES

     Consolidation Principles: The accompanying financial statements include the accounts of all majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

     Revenue Recognition: The Corporation recognizes sales as products are shipped to customers. Sales from long-term contracts are recognized on the percentage of completion method, generally based on the ratio of units delivered to total units. Expected losses on long-term contracts are recognized currently.

     Research and Development: Significant costs are incurred each year in connection with research, development and engineering programs that are expected to contribute profits to future operations. Such costs are charged to income as incurred except to the extent recoverable under existing contracts. Total

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

expenditures were $396, $460 and $502 for 1994, 1993 and 1992, respectively, of which approximately 50% was expended pursuant to customer contracts.

     Cash and Cash Equivalents: The Corporation considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories: Inventories are valued generally at the lower of cost (first-in, first-out) or market. A full absorption procedure is employed using standard cost techniques. The standards are customarily reviewed and adjusted annually. Potential losses from obsolete or slow-moving inventories are provided for in the current period.

     Plant, Property and Equipment: Plant, property and equipment, including capitalized interest applicable to major project expenditures, are recorded at cost. The Corporation normally claims the maximum depreciation deduction allowable for tax purposes. In general, for financial reporting purposes, depreciation is provided on a straight-line basis over the useful economic lives of the assets involved as follows: Buildings and improvements -- 5 to 40 years, Machinery and equipment -- 2 to 10 years and Other -- 5 to 40 years. Gains or losses on sale or retirement of assets are included in income.

     Goodwill: The excess of cost over the fair value of net assets acquired is amortized on a straight-line basis over 40 years. Accumulated amortization was $49, $41 and $31 at September 30, 1995 (unaudited), December 31, 1994 and 1993, respectively. The Company continually reviews goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent diminution in value occurred.

     Foreign Currency Translation: Balance sheet accounts are translated at the exchange rate in effect at each year-end and income accounts are translated at the average rates of exchange prevailing during the year. The national currencies of the foreign companies are generally the functional currencies. Gains (losses) from foreign currency transactions are reported currently in cost of sales and were $4, $8 and $(5) in 1994, 1993 and 1992, respectively.

     Derivative Financial Instruments: The Corporation uses a variety of derivative financial instruments, including interest rate swaps and foreign currency forward contracts and/or swaps as a means of hedging exposure to interest rate and foreign currency risks. The Corporation and its subsidiaries are end-users and do not utilize these instruments for speculative purposes. The Corporation has strict policies regarding financial stability and credit standing of its major counterparties.

     Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net payments are recognized as an adjustment to income. Should the swap be terminated, unrealized gains or losses are deferred and amortized over the shorter of the remaining life of the hedging instrument or the underlying debt instrument.

     Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS 52. Changes in the spot rate of instruments designated as hedges of the net investment in a foreign subsidiary are reflected in the cumulative translation adjustment component of stockholders equity.

     Interim Period Financial Statements: The unaudited consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Corporation and its subsidiaries at September 30, 1995 and their results of operations and cash flows for the nine months ended September 30, 1995 and 1994. Interim results are not necessarily indicative of full year performance.

     Earnings Per Share: Fully diluted earnings per share is based on the weighted average of common stock equivalents and assumes conversion of convertible preferred stock, including the ESOP series. Net income applicable to fully diluted earnings per share consists of reported net income or loss adjusted for the amount,

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

net of tax, the Corporation would be required to contribute to the ESOP if the ESOP Series preferred shares were converted into common stock.

     Primary earnings per share is based, in 1994 and 1993, on the weighted average of common and common equivalent shares outstanding, which include Series N convertible preferred stock and stock options. In 1992, common equivalent shares, which include Series K and N convertible preferred stock and stock options, have not been considered since the effect is anti-dilutive. With respect to options, it is assumed that proceeds received upon exercise will be used to acquire common stock of the Corporation. In 1994 and 1993, net income applicable to primary earnings per share consists of the reported net income adjusted for dividend requirements on preferred stock not considered common stock equivalents, net of the related tax benefits. In 1992, net income applicable to primary earnings per share consists of reported net loss adjusted for dividend requirements on all preferred stock series, net of the related tax benefits. The ESOP was terminated in July 1995 and all ESOP series preferred stock was converted to shares of ITT Corporation common stock (see "Employee Benefit Plans"). If the conversion had occurred on January 1, 1995, primary earnings per share for the nine months ended September 30, 1995 would have been $5.66 (unaudited).

     Reclassifications: Certain amounts in the prior years financial statements have been reclassified to conform with the current year presentation.

CHANGES IN ACCOUNTING PRINCIPLES

     Changes Adopted in 1994: During the 1994 first quarter, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The new standard requires, among other things, that securities be classified as "held-to-maturity", "available for sale" or "trading" based on the Corporation's intentions with respect to the ultimate disposition of the security and its ability to affect those intentions. The classification determines the appropriate accounting carrying value (cost basis or fair value) and, in the case of fair value, whether the adjustment impacts Stockholders Equity directly or is reflected in the Statement of Income. Investments in equity securities had previously been recorded at fair value with the corresponding impact included in Stockholders Equity. Under SFAS No. 115, the Corporation's portfolios, which are included in Net Assets of Discontinued Operations, are classified as "available for sale" and, accordingly, investments are reflected at fair value with the corresponding impact included as a component of Stockholders Equity designated "Unrealized gain (loss) on securities, net of tax". At September 30, 1995 and December 31, 1994, the unrealized loss on securities, net of tax, was $.1 billion (unaudited) and $1.4 billion, respectively.

     In adopting SFAS No. 115, the Corporation followed the guidelines of the Emerging Issues Task Force (EITF) issue no. 93-18 which prescribes specific accounting treatment with respect to mortgage-backed interest-only investments. EITF 93-18 reached the conclusion that the measure of impairment of these instruments should be changed from undiscounted cash flows to fair value. Accordingly, the amortized cost basis of such instruments that were determined to have other-than-temporary impairment losses at the time of initial adoption of SFAS No. 115 have been written down to fair value and reflected as a cumulative effect of accounting change as of January 1, 1994. The writedown totaled $36 after tax, or $0.29 per fully diluted share.

     Also in the 1994 first quarter, the Corporation changed its method used to discount long-term tabular workers compensation liabilities at its discontinued Insurance segment from a statutory interest rate to an appropriate market interest rate. The market rate, which approximated 7%, represents the rate of return the Corporation could receive on risk-free investments with maturities comparable to those of the liabilities being discounted. At December 31, 1993, those liabilities were discounted at 3 to 3 1/2% in accordance with statutory insurance guidelines. A $42 after tax, or $0.33 per fully diluted share, benefit was recorded as a cumulative effect of accounting change in the accompanying Consolidated Income Statement.

     During the 1994 fourth quarter, the Corporation changed its method of accounting for certain marketing and start-up costs to expense such costs as incurred effective January 1, 1994. Such costs related principally to

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

student recruitment at the discontinued ITT Educational Services and had previously been deferred and amortized. A charge of $17 after tax, or $0.13 per fully diluted share, has been recorded as a "Cumulative Effect of Accounting Change" in the accompanying Consolidated Income Statement. The 1994 earnings impact of this change in accounting was $5 after tax, or $0.04 per fully diluted share.

     Changes Adopted in 1992: Effective January 1, 1992, the Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", and SFAS No. 112, "Employers' Accounting for Postemployment Benefits", using the immediate recognition method. Accordingly, cumulative adjustments (through December 31, 1991) of $580 after tax ($4.37 per fully diluted share) and $45 after tax ($.34 per fully diluted share), respectively, have been recognized at January 1, 1992.

     The Corporation's cash flows were not impacted by these changes in accounting principles.

ALCATEL N.V.

     In July 1992, the Corporation sold its 30% equity interest in Alcatel N.V. (Alcatel) to its joint venture partner, Alcatel Alsthom, resulting in a pretax gain of $942 or $622 after tax ($4.71 per fully diluted share). The Corporation received cash at the closing of $1 billion, two notes payable in 1993 and 1994 valued at $1.4 billion and 9.1 million shares of Alcatel Alsthom restricted stock recorded at $806. The Alcatel Alsthom stock, which is carried at cost, is included in "Net Assets of Discontinued Operations" in the accompanying Balance Sheet and had a value of $.8 billion (unaudited), $.8 billion and $1.3 billion based on the quoted market prices at September 30, 1995, December 31, 1994 and 1993, respectively.

     Equity in earnings of Alcatel in 1992 represents the Corporation's 30% equity in after tax income of Alcatel, adjusted for amortization of the amount by which the Corporation's investment exceeded its equity in the joint venture, over periods not longer than 40 years.

RECEIVABLES

     Receivables consist of the following:



                                                                               DECEMBER 31,
                                                           SEPTEMBER 30,     -----------------
                                                               1995           1994       1993
                                                           -------------     ------     ------
                                                            (UNAUDITED)
    Trade................................................     $ 1,352        $1,148     $  888
    Alcatel Note.........................................          --            --        785
    Accrued for completed work...........................          31            26         21
    Less -- reserves.....................................         (39)          (36)       (33)
                                                           -----------       ------     ------
                                                              $ 1,344        $1,138     $1,661
                                                           ==========        ======     ======

     The Alcatel note resulted from the sale of Alcatel, N.V. in 1992. This note was collected in July 1994.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

INVENTORIES

     Inventories consist of the following:

                                                                               DECEMBER 31,
                                                            SEPTEMBER 30,     ---------------
                                                                1995          1994      1993
                                                            -------------     -----     -----
                                                             (UNAUDITED)
    Finished goods........................................     $   419        $ 452     $ 454
    Work in process.......................................         470          480       508
    Raw materials and supplies............................         362          355       325
    Less -- reserves......................................         (92)         (97)     (110)
         -- progress payments.............................        (199)        (200)     (267)
                                                            -----------       -----     -----
                                                               $   960        $ 990     $ 910
                                                            ==========        =====     =====

PLANT, PROPERTY AND EQUIPMENT

     Plant, property and equipment consists of the following:


                                                                              DECEMBER 31,
                                                         SEPTEMBER 30,     -------------------
                                                             1995           1994        1993
                                                         -------------     -------     -------
                                                          (UNAUDITED)
    Land and improvements..............................     $   112        $   106     $    93
    Buildings and improvements.........................         798            788         739
    Machinery and equipment............................       2,763          2,615       2,200
    Construction work in progress......................         338            262         164
    Other..............................................       1,012            858         723
                                                         ----------        -------     -------
                                                              5,023          4,629       3,919
    Less -- accumulated depreciation and
      amortization.....................................      (2,848)        (2,515)     (2,186)
                                                         -----------       -------     -------
                                                            $ 2,175        $ 2,114     $ 1,733
                                                         ==========        =======     =======

DEBT

     As of December 31, debt consisted of:

                                                                          1994       1993
                                                                         ------     ------
    Commercial paper.................................................    $  323     $  115
    Bank loans and other short-term..................................       455        524
    Long-term........................................................     1,300      1,729
    ESOP debt........................................................       562        603
                                                                         ------     ------
                                                                         $2,640     $2,971
                                                                         ======     ======

     The fair value of the Corporation's commercial paper and bank loans and other short-term loans approximates carrying value. The weighted average interest rate for commercial paper was 5.41% and 6.40% at December 1994 and 1993, respectively. The weighted average interest rate for bank loans and other short-term borrowings was 5.88% and 6.97% at December 31, 1994 and 1993, respectively. The estimated fair value of long-term debt at December 31, 1994 and 1993 is $1,397 and $2,018, based on discounted cash flows using the Corporation's incremental borrowing rates for similar arrangements. Bank loans and other short-term debt are drawn down under lines of credit, some of which extend for a fixed term of several years. As of December 31, 1994, the Corporation had unused credit lines of $3.5 billion, approximately 60% of which supports outstanding commercial paper, the majority of which is classified in Net Assets of Discontinued Operations (see "Discontinued Operations" for ITT debt allocated to Discontinued Operations). Separately, the Corporation had unused lines of credit of $4.6 billion at ITT Financial, substantially all of which supports outstanding commercial paper of the discontinued Finance segment. Total debt at September 30, 1995 decreased to approximately $2.3 billion from $2.6 billion at December 31, 1994.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

     Long-term debt maturities and interest rate percentages at December 31 were:

                                        BELOW    6.0-    7.0-    8.0-    9.0-    OVER
                                          6      6.99    7.99    8.99    9.99     10     TOTAL
                                        -----    ----    ----    ----    ----    ----    ------
    1995..............................  $ 77     $  1    $ --    $ --    $ --    $ 72    $  150
    1996..............................   202        1     125     150       1      --       479
    1997..............................     1        6      --      --      --     112       119
    1998..............................     1       11      --     100      --      --       112
    1999..............................     1       --      --      28      --      --        29
    Thereafter........................     1      152     150       1     248       5       557
                                        ----     ----    ----    ----    ----    ----    ------
    Total -- 1994.....................  $283     $171    $275    $279    $249    $189    $1,446
                                        ====     ====    ====    ====    ====    ====    ======
    Total -- 1993.....................  $292     $153    $334    $352    $575    $181    $1,887
                                        ====     ====    ====    ====    ====    ====    ======

     The balances as of December 31, 1994 and 1993 exclude amortizable debt discounts of $146 and $158, respectively. Assets pledged to secure indebtedness (including mortgage loans) amounted to approximately $15 as of December 31, 1994.

     ESOP debt of $562 and $603 as of December 31, 1994 and 1993, respectively, is included in the Consolidated Balance Sheet due to the Corporation's guarantee of its repayment by the ESOP and is offset by a reduction in Stockholders Equity as deferred compensation. The debt is at fixed rates ranging between 8.4% and 8.8% and matures in varying amounts through 2004. The fair value of ESOP debt at December 31, 1994 and 1993 is $566 and $686 based on discounted cash flows using incremental borrowing rates for similar arrangements. Interest and principal repayments are funded by dividends on the ESOP Series preferred stock and Plan contributions from the Corporation. This debt was repaid in August, 1995 with the proceeds from the sale of ESOP common shares (see "Employee Benefit Plans").

     The Corporation enters into interest rate swap agreements with major financial institutions to manage exposure from fluctuations in interest rates as described in "Derivative Financial Instruments".

FOREIGN CURRENCY

     Translation adjustments recorded in a separate component of Stockholders Equity were:

                                                   SEPTEMBER 30,
                                                       1995          1994      1993      1992
                                                   -------------     -----     -----     -----
                                                    (UNAUDITED)
    Balance -- Beginning of Year.................      $(113)        $(206)    $ (92)    $ 107
      Translation of foreign currency financial
         statements..............................         79           110      (125)     (226)
      Hedges of net foreign investments..........         (2)          (17)       11        42
      Sale or liquidation of investments.........         --            --        --       (15)
                                                       -----         -----     -----     -----
    Balance -- End of Year.......................      $ (36)        $(113)    $(206)    $ (92)
                                                       =====         =====     =====     =====

EMPLOYEE BENEFIT PLANS

     Pension Plans: The Corporation and its subsidiaries sponsor numerous pension plans. The Corporation funds employee pension benefits with trustees, except in some countries outside the U.S. where funding is not required. The plans' assets are comprised of a broad range of domestic and foreign securities, fixed income investments and real estate.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

     Total pension expense for 1994, 1993 and 1992 was:

                                                                     1994      1993      1992
                                                                     -----     -----     -----
Defined Benefit Plans
  Service cost.....................................................  $  78     $  71     $  63
  Interest cost....................................................    218       214       198
  Return on assets.................................................    (44)     (414)     (129)
  Net amortization and deferral....................................   (130)      234       (34)
  Allocated expenses to Discontinued Operations....................    (21)      (22)      (23)
                                                                     -----     -----     -----
  Net periodic pension cost........................................    101        83        75
Other Pension Cost
  Defined contribution (savings) plan..............................     14        13        14
  Other............................................................      4         4         3
                                                                     -----     -----     -----
       Total Pension Expense.......................................  $ 119     $ 100     $  92
                                                                     =====     =====     =====

     U.S. pension expenses included in the net periodic pension costs in the table above were $39, $28 and $16 for 1994, 1993 and 1992, respectively.

     The following table sets forth the funded status of the Corporation's pension plans, amounts recognized in the consolidated balance sheet of the Corporation at December 31, 1994 and 1993 and the principal weighted average assumptions inherent in their determination:

                                                         DECEMBER 31, 1994        DECEMBER 31, 1993
                                                        --------------------     --------------------
                                                        DOMESTIC     FOREIGN     DOMESTIC     FOREIGN
                                                        --------     -------     --------     -------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS --
  Vested benefit obligation...........................   $1,820       $ 691       $1,907       $ 621
  Accumulated benefit obligation......................   $1,909       $ 720       $2,000       $ 648
                                                         ======       =====       ======       =====
Projected benefit obligation..........................   $2,064       $ 785       $2,236       $ 764
Plan assets at fair value.............................    1,902         221        2,012         260
                                                         ------       -----       ------       -----
Projected benefit obligation (in excess of) plan
  assets..............................................     (162)       (564)        (224)       (504)
Unrecognized net (gain)/loss..........................      225         (55)         332          20
Unrecognized net obligation/(asset)...................      (35)         32          (41)         31
                                                         ------       -----       ------       -----
Pension asset (liability) recognized in the balance
  sheet...............................................   $   28       $(587)      $   67       $(453)
                                                         ======       =====       ======       =====
Discount rate.........................................     8.50%       8.31%        7.50%       7.71%
Rate of return on invested assets.....................     9.75%       8.78%        9.75%       8.75%
Salary increase assumption............................     4.94%       4.34%        5.82%       5.52%
                                                         ======       =====       ======       =====

     For substantially all domestic plans, assets exceed accumulated benefits and for substantially all foreign plans accumulated benefits exceed the related assets.

     Investment and Savings Plan -- The ITT Investment and Savings Plan for Salaried Employees included an Employee Stock Ownership Plan (ESOP) feature. In 1989, ITT sold to the ESOP 9,384,951 shares of a new series of Cumulative preferred stock at a price of $74.5875 per share, which was financed through borrowings by the ESOP guaranteed by the Corporation. Shares are allocated to participants as a percent of each covered employee's salary and respective contribution. At December 31, 1994, 2,544,514 shares were allocated to participants.

     In connection with the proposed Distribution, ITT terminated the ESOP portion of the ITT Investment and Savings Plan. As a result of the termination, in July 1995, the trustee of the ESOP converted the preferred

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

stock held by the trustee to ITT Corporation common stock. The trustee then completed the sale of 5.3 million ESOP shares into the open market. The sales proceeds were used to repay the debt associated with the ESOP. The remainder, whether it be cash or shares of ITT Corporation, will be allocated pro rata to participants in the Plan. Also in connection with the Distribution, the Corporation expects to change the name of the plan to the ITT Industries Investment and Savings Plan and that balances related to employees of ITT Destinations and ITT Hartford will be transferred to plans created by those companies.

     Postretirement Health and Life -- The Corporation and its subsidiaries provide health care and life insurance benefits for certain eligible retired employees. Effective January 1, 1992, the Corporation adopted SFAS No. 106, using the immediate recognition method for all benefits accumulated to date.

     The Corporation adopted certain changes to a number of its postretirement benefit plans during 1992. The effect of these changes has been reflected in the determination of the expense recorded for 1994, 1993 and 1992 as reported below.

     The Corporation has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense (excluding the cumulative catch-up adjustment in 1992) was comprised of the following in 1994, 1993 and 1992:

                                                                    1994     1993     1992
                                                                    ----     ----     ----
    Service cost..................................................  $  8     $  5     $  7
    Interest cost.................................................    29       28       28
    Return on assets..............................................     3      (14)     (10)
    Net amortization and deferral.................................   (18)       1       --
    Allocated expense to affiliated entities......................    (1)      (1)      (2)
                                                                    ----     ----     ----
    Net periodic expense..........................................  $ 21     $ 19     $ 23
                                                                    ====     ====     ====

     The following table sets forth the funded status of the postretirement benefit plans other than pensions, amounts recognized in the Corporation's Balance Sheet at December 31, 1994 and 1993 and the principal weighted average assumptions inherent in their determination:

                                                                        1994        1993
                                                                        -----       -----
    Accumulated postretirement benefit obligation.....................  $ 392       $ 380
    Plan assets at fair value.........................................    121         115
                                                                        -----       -----
    Accumulated postretirement benefit obligation (in excess of) plan
      assets..........................................................  $(271)      $(265)
    Unrecognized net (gain)/loss......................................    (27)         22
    Unrecognized past service liability...............................    (41)        (43)
                                                                        -----       -----
    Liability recognized in the balance sheet.........................  $(339)      $(286)
                                                                        =====       =====
    Discount rate.....................................................   8.50%       7.50%
    Rate of return on invested assets.................................   9.75%       9.75%
    Ultimate health care trend rate...................................   6.00%       6.00%
                                                                        =====       =====

     The assumed rate of future increases in the per capita cost of health care (the health care trend rate) was 11.0% for 1994, decreasing ratably to 6.0% in the year 2001. Increasing the table of health care trend rates by one percent per year would have the effect of increasing the accumulated postretirement benefit obligation by $32 and the annual expense by $3. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of the covered active employees.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

LEASES AND RENTALS

     As of December 31, 1994, minimum rentals under operating leases were $81, $67, $56, $39 and $26, for 1995, 1996, 1997, 1998 and 1999. For the remaining years, such commitments amounted to $92, aggregating total minimum lease payments of $361.

     Rental expenses for operating leases were $74, $69 and $74, for 1994, 1993 and 1992, respectively.

INCOME TAX

     Income tax data is as follows:

                                                                  1994      1993      1992
                                                                  -----     -----     ----
    Pretax income
      U.S.......................................................  $ 187     $ 104     $937
      Foreign...................................................    162        96       29
                                                                  -----     -----     ----
                                                                  $ 349     $ 200     $966
                                                                  =====     =====     ====
    Provision (benefit) for income tax
      Current
         U.S. Federal...........................................  $ 171     $ 160     $251
         State and local........................................      3         8        3
         Foreign................................................     83        32        1
                                                                  -----     -----     ----
                                                                    257       200      255
                                                                  -----     -----     ----
      Deferred
         U.S. Federal...........................................    (98)     (122)      66
         Foreign and other......................................    (12)      (13)     (10)
                                                                  -----     -----     ----
                                                                   (110)     (135)      56
                                                                  -----     -----     ----
                                                                  $ 147     $  65     $311
                                                                  =====     =====     ====

     No provision was made for U.S. taxes payable on undistributed foreign earnings amounting to approximately $1.1 billion (including discontinued operations) since these amounts are permanently reinvested.

     Deferred income taxes represent the tax effect related to recording revenues and expenses in different periods for financial reporting and tax purposes. The December 31, 1994 and 1993 Balance Sheets include net U.S. Federal deferred tax assets of $161 and $37 respectively, and net foreign and other deferred tax liabilities of $90 and $94, respectively.

     Deferred tax assets (liabilities), for which no valuation allowances have been provided, include the following:

                                                              1994                    1993
                                                       -------------------     -------------------
                                                                   FOREIGN                 FOREIGN
                                                        U.S.         AND        U.S.         AND
                                                       FEDERAL      OTHER      FEDERAL      OTHER
                                                       -------     -------     -------     -------
    Employee benefits..............................     $ 111       $  32       $  91       $  29
    Accelerated depreciation.......................       (28)       (165)        (32)       (143)
    Installment sale...............................        --          --        (108)         --
    Other..........................................        78          43          86          20
                                                         ----       -----       -----       -----
                                                        $ 161       $ (90)      $  37       $ (94)
                                                         ====       =====       =====       =====

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

     A reconciliation of the tax provision at the U.S. statutory rate to the provision for income tax as reported is as follows:

                                                                    1994     1993     1992
                                                                    ----     ----     ----
    Tax provision at U.S. statutory rate........................    $122     $ 70     $328
    Foreign tax rate differential...............................      14       (9)     (20)
    Taxes on repatriation of foreign earnings...................       9       13       10
    Tax basis differential on dispositions......................      --      (20)      (7)
    State income taxes, net of Federal benefit..................       1        5        2
    Other.......................................................       1        6       (2)
                                                                    ----     ----     ----
    Provision for income tax....................................    $147     $ 65     $311
                                                                    ====     ====     ====

STOCK INCENTIVE PLANS

     The Corporation's stock option incentive plans provide for the awarding of options on common shares to employees, exercisable over ten-year periods. Certain options become exercisable upon the attainment of specified market price appreciation of the Corporation's common shares or at nine years after the date of grant, while remaining options become exercisable over a three-year period commencing with the date of grant. The exercise price per share is the fair market value on the date each option is granted.

     The following table summarizes the activity in common shares subject to options for the three years ended December 31, 1994 (shares in thousands):

                                                                   OPTION PRICE     SHARES
                                                                  --------------    ------
    January 1, 1992.............................................  $23.00 - $61.13    4,077
      Granted...................................................  $59.25 - $70.75      110
      Exercised.................................................  $23.00 - $60.63     (434)
      Cancelled or expired......................................  $44.38 - $51.00      (50)
                                                                                    -------
    December 31, 1992...........................................  $31.00 - $70.75    3,703
      Granted...................................................  $72.63 - $93.50    1,764
      Exercised.................................................  $31.00 - $66.75   (1,910)
      Cancelled or expired......................................  $44.38 - $55.25      (43)
                                                                                    -------
    December 31, 1993...........................................  $32.38 - $93.50    3,514
      Adjustment for Rayonier spin-off..........................                       304
      Granted...................................................  $81.13 - $91.14    2,212
      Exercised.................................................  $32.38 - $84.16     (260)
      Cancelled or expired......................................  $44.49 - $92.00     (182)
                                                                                    -------
    December 31, 1994...........................................  $29.62 - $91.14    5,588
                                                                                    -------

     In March 1994, the number and exercise price of all options outstanding were adjusted to recognize the effect of the Rayonier spin-off. This adjustment increased the number of shares and reduced the exercise price to reflect the value of the Rayonier shares transferred to the Corporation's shareholders.

     As of December 31, 1994 and 1993, options for 1,914,000 and 1,684,000 shares, respectively, were exercisable under the Corporation's incentive plans and at year-end 1994, 212,000 shares were available for future grants. Effective January 1, 1995, option shares available for future grants increased to 2,390,000 as a result of the allotment formula established in the 1994 Incentive Stock Plan. Options to purchase approximately 2 million common shares at $108.75 were granted in May, 1995 (unaudited). The incentive stock plans also provide for the awarding of restricted stock to employees which is subject to a restriction period and cannot be sold, exchanged, pledged, or otherwise disposed of during that period. During 1994,

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

31,500 of such shares were awarded with restriction periods ranging from one to six years. An additional 48,500 restricted shares were issued in May, 1995 (unaudited).

     As part of the Distribution, stock options of the Corporation held by employees of ITT Destinations and ITT Hartford will be converted to stock options in stock incentive plans of the respective new companies based upon a formula. For the remaining holders of the former ITT Corporation's stock options, the number of options and the related exercise price will be adjusted to reflect the value of the ITT Destinations and ITT Hartford shares transferred to the Corporation's shareholders.

DISCONTINUED OPERATIONS

     As further discussed in "Plan of Distribution," the assets and liabilities of ITT Destinations and ITT Hartford are included in Net Assets of Discontinued Operations. Summarized financial information for ITT Destinations and ITT Hartford is as follows:

  ITT Destinations

                                                  SEPTEMBER 30,               DECEMBER 31,
                                                -----------------     ----------------------------
                                                 1995       1994       1994       1993       1992
                                                ------     ------     ------     ------     ------
                                                   (UNAUDITED)
Income Statement Data:
  Revenues....................................  $4,629     $3,224     $4,760     $4,169     $4,253
  Operating Income............................     402        190        292        142         34
  Income Before Accounting Changes............     103         59         74         39          2

                                                                                   DECEMBER 31,
                                                               SEPTEMBER 30,     -----------------
                                                                   1995           1994       1993
                                                               -------------     ------     ------
                                                                (UNAUDITED)
Balance Sheet Data:
  Total Assets...............................................     $ 8,838        $5,012     $3,791
  Debt.......................................................         832           631        187
  Investments and Advances from ITT Industries...............       6,231         3,353      2,765

  ITT Hartford

                                                SEPTEMBER 30,                DECEMBER 31,
                                              -----------------     ------------------------------
                                               1995       1994       1994        1993        1992
                                              ------     ------     -------     -------     ------
                                                 (UNAUDITED)
Income Statement Data:
  Revenues..................................  $8,977     $8,070     $11,102     $10,338     $9,862
  Operating Income (Loss)...................     546        643         852         687       (501)
  Income (Loss) Before Accounting Changes...     418        474         632         537       (274)

                                                                                  DECEMBER 31,
                                                             SEPTEMBER 30,     -------------------
                                                                 1995           1994        1993
                                                             -------------     -------     -------
                                                              (UNAUDITED)
Balance Sheet Data:
  Total Assets.............................................     $90,237        $76,765     $66,179
  Debt.....................................................       1,511          1,498         963
  Equity...................................................       4,988          3,184       4,012

     At September 30, 1995, net assets of discontinued operations have been reduced by approximately $0.1 billion (unaudited) of the Corporation's debt which is expected to be repaid prior to the Distribution through the sale of assets of discontinued operations. Corporate interest expense is allocated to discontinued operations based upon the amount of debt to be repaid with the proceeds from those operations or refinanced by those operations. In addition, results of discontinued operations include $36 million after tax of severance and other costs related to the rationalization of the Corporation's headquarters operations in connection with the impending Distribution.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

     In December 1993, the Corporation announced plans to spin off ITT Rayonier, the Corporation's wholly-owned Forest Products subsidiary, to shareholders. On February 28, 1994, all of the shares of common stock of ITT Rayonier (approximately 29.6 million shares) were distributed to holders of the Corporation's Common Stock and holders of the Corporation's Cumulative Preferred Stock, $2.25 Convertible Series N, on the basis of one share of Rayonier Common Stock for every four shares of Common Stock held and one share of Rayonier Common Stock for every 3.1595 shares of Series N Preferred Stock held. The net assets of ITT Rayonier, including total equity of $607 and debt of $498, are included in Net Assets of Discontinued Operations at December 31, 1993. Sales totaled $147, $962, and $1,005 for the two months ended February 28, 1994 and the years ended December 31, 1993 and 1992, respectively. Income (loss) from Rayonier operations totaled $12, $53 and ($72) for the comparable periods.

     In September 1994, the Corporation announced plans to seek offers for the purchase of its Finance business segment, comprised primarily of its ITT Financial Corporation subsidiary. Proceeds from the sale are expected to exceed the carrying value of the net assets. Summarized financial information is as follows:

                                                  SEPTEMBER 30,               DECEMBER 31,
                                                -----------------     ----------------------------
                                                 1995       1994       1994       1993       1992
                                                ------     ------     ------     ------     ------
                                                   (UNAUDITED)
Income Statement Data:
  Revenues....................................  $  476     $1,063     $1,452     $1,633     $2,017
  Operating Income (Loss).....................      79         92        163        276       (888)*
  Income (Loss) from Finance Operations.......      48         65        113        199       (571)*
  Gain on Sale, net of tax....................     403         --         --         --         --

                                                                                  DECEMBER 31,
                                                             SEPTEMBER 30,     -------------------
                                                                 1995           1994        1993
                                                             -------------     -------     -------
                                                              (UNAUDITED)
Balance Sheet Data:
  Total Assets.............................................      $ 697         $13,398     $11,498
  Total Liabilities........................................        595          12,734      10,626

---------------

* 1993 includes a $95 pretax gain ($63 after tax) on the sale of the domestic unsecured consumer small loan business. Proceeds from the sale were used to retire fixed-rate debt resulting in an extraordinary loss of $50 after tax. In 1992, a pretax charge of $928 ($612 after tax) was recorded primarily to strategically transform its consumer finance business.

     ITT realized gross proceeds totaling $12.4 billion (unaudited) through September 30, 1995 from the sale of the businesses comprising ITT Financial. Proceeds from these transactions were used to repay ITT Financial debt.

     In January 1995, the holders of $3.4 billion in ITT Financial term debt consented to a merger of ITT Financial with the Corporation. The merger was completed on May 1, 1995. ITT Industries is the surviving corporation and is the obligor on the debt. All ITT Financial debt obligations not assumed by the Corporation in connection with the consent discussed above are expected to be repaid with proceeds from the divestments.

     In the Finance segment, interest rate swaps and other derivative instruments are generally used in conjunction with debt obligations to hedge the Segment's exposure to interest rate changes. In all cases, counterparties under these agreements are major financial institutions with remote risk of non-performance.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

The notional amount of dollar denominated interest rate swaps that are hedging various categories of debt liabilities at December 31, 1994 is detailed in the following table:

                                                                               CONVERT
                                                                               VARIABLE
                                                           PAY        PAY      INDEX TO
                                                         VARIABLE    FIXED     DIFFERENT   TOTAL
                                              CARRYING   RECEIVE    RECEIVE    VARIABLE   NOTIONAL    LATEST
                                               VALUE      FIXED     VARIABLE    INDEX      AMOUNT    MATURITY
                                              --------   --------   --------   --------   --------   --------
Commercial Paper............................  $  4,457    $   --      $260       $205      $  465      1998
Bank Loans and Short-term Debt..............     1,864        42        --        220         262      1999
Long-term Debt..............................     5,319     1,170        --        320       1,490      2011
                                              --------   --------   --------   --------   --------
Total Finance Debt..........................  $ 11,640    $1,212      $260       $745      $2,217
                                               =======    ======    ======     ======      ======

     The following table summarizes the maturities of interest rate swaps outstanding at December 31, 1994 and the related weighted average interest pay rate or receive rate. The rates in the following table represent spot rates (primarily 90-day LIBOR):

                                                                                   2000-
                                      1995     1996     1997     1998     1999     2011     TOTAL
                                      ----     ----     ----     ----     ----     ----     ------
PAY FIXED/RECEIVE VARIABLE:
Notional value......................  $ --     $260     $ --     $ --     $ --     $ --     $  260
Weighted average receive rate.......    --     5.02%      --       --       --       --       5.02%
Weighted average pay rate...........    --     6.08%      --       --       --       --       6.08%
PAY VARIABLE/RECEIVE FIXED:
Notional value......................  $225     $ 75     $ 52     $ 20     $235     $605     $1,212
Weighted average receive rate.......  6.96%    4.56%    6.18%    6.89%    6.92%    7.57%      7.07%
Weighted average pay rate...........  4.96%    4.06%    5.17%    4.99%    4.94%    4.96%      4.91%
PAY A FLOATING RATE/RECEIVE A
  DIFFERENT FLOATING RATE:
Notional value......................  $170     $ 25     $335     $ 60     $155     $ --     $  745
Weighted average receive rate.......  3.66%    3.65%    5.01%    4.98%    5.97%      --       4.48%
Weighted average pay rate...........  5.11%    4.50%    4.83%    4.51%    5.58%      --       5.04%

Total Notional Value................  $395     $360     $387     $ 80     $390     $605     $2,217
Total weighted average --
Receive Rate........................  5.54%    4.83%    5.17%    5.46%    6.54%    7.57%      6.08%
Pay Rate............................  5.03%    5.59%    4.88%    4.63%    5.20%    4.96%      5.09%

     In addition, purchased interest rate caps with a notional principal amount of $1.2 billion were in effect as of December 31, 1994. The caps were used to mitigate the risk of rising interest rates on the Corporation's variable rate obligations and were terminated in 1995.

EARLY EXTINGUISHMENT OF DEBT (UNAUDITED)

     In July 1995 the Corporation announced the successful completion of a tender offer for an aggregate of $4.1 billion of its debt securities, with $3.4 billion, or 82% of the aggregate principal amount, having been tendered. The tender offer resulted in the Corporation paying a tender premium of $307 million after tax ($472 million pre-tax) in the third quarter of 1995 which has been recorded as an extraordinary loss on the early extinguishment of debt.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN MILLIONS UNLESS OTHERWISE STATED)

DERIVATIVE FINANCIAL INSTRUMENTS

     Interest rate swap agreements are in effect with major financial institutions to manage exposure from fluctuations in interest rates on the Corporation's variable rate debt. The Corporation has entered into agreements with a notional principal amount of $175 which require the Corporation to make fixed payments in exchange for variable payments. The weighted average pay rate on these agreements (which mature at various times through 1999) is 6.9% and the weighted average receive rate is 5.7%. The estimated fair value of these swaps was $1 at December 31, 1994 and was $(5) at December 31, 1993. Fair value represents the estimated amount the Corporation would receive (pay) to terminate the swap agreements based on current interest rates.

     The Corporation enters into foreign exchange contracts with major financial institutions (currency swaps and forward exchange contracts) to hedge exchange exposure on the net investment in a foreign country or on foreign currency denominated debt and are therefore of a long-term duration or are meant to hedge a specified transaction.

     The contractual amounts of these foreign exchange contracts at December 31, 1994 and 1993 totaled $843 and $766, respectively, and mature at varying dates through 1997. Under these contracts, $474 relates to swaps (the Corporation is the seller under $425 and the buyer under $49) and $369 relates to exchange contracts (the Corporation is the seller under $36 and the buyer under $333). Approximately $321 hedges Deutsche marks against Belgian francs, while the balance principally hedges dollars against other major European currencies. There is no significant unrealized gain or loss on these contracts. The estimated fair value at December 31, 1994 and 1993 approximates the recorded amounts. The estimated fair value is the present value of the change in cash flows that would result from the agreements being replaced at the year-end market rate for the remaining term of the agreements.

COMMITMENTS AND CONTINGENCIES

     The Corporation and its subsidiaries are involved in various other legal actions including those related to government contracts and environmental matters. Some of these actions included claims for substantial sums. Reserves have been established when the outcome is probable and can be reasonably estimated. While the ultimate result of these legal actions and related claims cannot be determined, the Corporation does not expect that they will have a material adverse effect on its consolidated financial position, results of operations or cash flow.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                                 (IN MILLIONS)

                                                            NET SALES            OPERATING INCOME
                                                     ------------------------   ------------------
                                                      1994     1993     1992    1994   1993   1992
                                                     ------   ------   ------   ----   ----   ----
Automotive.........................................  $4,784   $3,580   $3,498   $328   $164   $118
Defense & Electronics..............................   1,498    1,426    1,663     96     77    (29)
Fluid Technology...................................   1,125    1,030    1,070     99     95     67
Dispositions and Other.............................     351      585      614    (26)   (35)   (51)
                                                     ------   ------   ------   ----   ----   ----
  Total Segments...................................   7,758    6,621    6,845    497    301    105
Other..............................................      --       --       --    (79)   (72)   (86)
                                                     ------   ------   ------   ----   ----   ----
                                                     $7,758   $6,621   $6,845   $418   $229   $ 19
                                                     ======   ======   ======   ====   ====   ====

                                                                 GROSS PLANT
                                    IDENTIFIABLE ASSETS           ADDITIONS           DEPRECIATION
                                ---------------------------   ------------------   ------------------
                                 1994      1993      1992     1994   1993   1992   1994   1993   1992
                                -------   -------   -------   ----   ----   ----   ----   ----   ----
Automotive....................  $ 2,792   $ 1,846   $ 1,867   $274   $235   $216   $209   $150   $154
Defense & Electronics.........      783       678       734     55     43     56     58     61     65
Fluid Technology..............      728       613       640     43     34     41     38     36     38
Dispositions and Other........      618       623       754     46     24     35     38     40     39
                                 ------    ------    ------   ----   ----   ----   ----   ----   ----
  Total Segments..............    4,921     3,760     3,995    418    336    348    343    287    296
Other.........................    6,114     9,221     8,565     --     --      2     --     --     --
                                 ------    ------    ------   ----   ----   ----   ----   ----   ----
                                $11,035   $12,981   $12,560   $418   $336   $350   $343   $287   $296
                                 ======    ======    ======   ====   ====   ====   ====   ====   ====

     Automotive: ITT Automotive is one of the largest independent suppliers of systems and components to vehicle manufacturers worldwide and also supplies related products to the aftermarket. Through operations located in Europe, North America and South America and joint ventures and licensees in Asia, ITT Automotive designs, engineers and manufactures a broad range of automotive systems and components under two major worldwide product groupings.

     The Brake and Chassis Systems group produces anti-lock brake ("ABS") and traction control systems ("TCS"), chassis systems, foundation brake components, fluid handling products and Koni shock absorbers.

     The Body and Electrical Systems group produces automotive products, such as door and window assemblies, wiper module assemblies, seat systems, air management systems, switches and fractional horsepower DC motors. Sales to two customers account for approximately 44% of 1994 sales.

     Defense & Electronics: ITT Defense & Electronics companies develop, manufacture and support high technology electronic systems and components for defense and commercial markets on a worldwide basis, with operations in North America, Europe and Asia. Defense market products include tactical communications equipment, electronic warfare systems, night vision devices, radar, space payloads, and operations and management services. Commercial products include interconnect products (such as connectors, switches and cable assemblies) and night vision devices.

     Companies in the electronics sector of this segment operate in several European countries, Japan and North America and produce a wide variety of electronic connectors, switches and components which are used in industrial, professional and telecommunications equipment as well as in consumer appliances and automobiles.

     Fluid Technology: ITT Fluid Technology is a worldwide enterprise engaged in the design, development, production and sale of products, systems and services used to move, handle, transfer, control and contain fluids of all kinds. Operating in more than 100 countries, ITT Fluid Technology is a leading supplier of pumps, valves, heat exchangers, mixers, instruments and controls for the management of fluids.

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

     The majority of ITT Fluid Technology sales are in North America and Western Europe. Principal markets are water and wastewater treatment, industrial and process, and construction.

     "Dispositions and Other" include the operating results of units other than "Discontinued Operations," including the Corporation's Instruments operations and ITT Components Distribution which were sold, along with sales and operating income of other non-core businesses.

     "Other" in the Operating Income table primarily includes service charges from affiliated companies and other corporate charges. "Other" in the Identifiable Assets table includes assets of Discontinued Operations and corporate assets. Intercompany sales, which are priced on an arm's-length basis and eliminated in consolidation, are not material.

                   GEOGRAPHICAL INFORMATION -- TOTAL SEGMENTS
                                 (IN MILLIONS)

                                                              OPERATING
                                      NET SALES             INCOME (LOSS)        IDENTIFIABLE ASSETS
                               ------------------------   ------------------   ------------------------
                                1994     1993     1992    1994   1993   1992    1994     1993     1992
                               ------   ------   ------   ----   ----   ----   ------   ------   ------
U.S..........................  $4,063   $3,133   $3,020   $224   $130   $(33)  $2,462   $1,737   $1,771
Western Europe...............   3,205    3,033    3,476    223    116    111    2,168    1,798    2,018
Canada and Other.............     490      455      349     50     55     27      291      225      206
                               ------   ------   ------   ----   ----   ----   ------   ------   ------
Total Segments...............  $7,758   $6,621   $6,845   $497   $301   $105   $4,921   $3,760   $3,995
                               ======   ======   ======   ====   ====   ====   ======   ======   ======

                               QUARTERLY RESULTS
                               FOR 1994 AND 1993
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                        --------------------------------------
                                                        MAR. 31   JUNE 30   SEPT. 30   DEC. 31    YEAR
                                                        -------   -------   --------   -------   ------
                                                                (IN MILLIONS EXCEPT PER SHARE)
1994
Net Sales.............................................  $1,691    $ 2,036    $1,863    $ 2,168   $7,758
Costs and Expenses....................................  $1,629    $ 1,917    $1,782    $ 2,012   $7,340
Income from Continuing Operations.....................  $   37    $    61    $   20    $    84   $  202
Net Income............................................  $  202    $   258    $  257    $   305   $1,022
Earnings Per Share --
Income Per Share from Continuing Operations
  -- Primary..........................................  $  .24    $   .44    $  .11    $   .67   $ 1.46
  -- Fully Diluted....................................  $  .25    $   .44    $  .13    $   .64   $ 1.46
Net Income
  -- Primary..........................................  $ 1.63    $  2.11    $ 2.14    $  2.69   $ 8.57
  -- Fully Diluted....................................  $ 1.54    $  1.97    $ 2.01    $  2.50   $ 8.02
1993
Net Sales.............................................  $1,560    $ 1,748    $1,501    $ 1,812   $6,621
Costs and Expenses....................................  $1,532    $ 1,669    $1,445    $ 1,746   $6,392
Income from Continuing Operations.....................  $   16    $    49    $   36    $    34   $  135
Net Income............................................  $  175    $   267    $  252    $   219   $  913

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

                                                                  THREE MONTHS ENDED
                                                        --------------------------------------
                                                        MAR. 31   JUNE 30   SEPT. 30   DEC. 31    YEAR
                                                        -------   -------   --------   -------   ------
                                                                (IN MILLIONS EXCEPT PER SHARE)
Earnings Per Share --
Income Per Share from Continuing Operations
  -- Primary..........................................  $  .06    $   .33    $  .23    $   .21   $  .83
  -- Fully Diluted....................................  $  .07    $   .35    $  .24    $   .22   $  .88
Net Income
  -- Primary..........................................  $ 1.37    $  2.15    $ 2.03    $  1.77   $ 7.32
  -- Fully Diluted....................................  $ 1.30    $  2.02    $ 1.91    $  1.67   $ 6.90

                            EXPORT SALES (UNAUDITED)

     In serving its global markets, ITT Industries generates significant export sales, which benefit local economies. Sales of products (including intercompany) manufactured in various countries for shipment to other countries consisted of the following:

    MANUFACTURING                                 SALES
       LOCATION                                DESTINATION        1994       1993       1992
    -------------                            ----------------    ------     ------     ------
                                                                        (IN MILLIONS)
    United States..........................  Canada              $  312     $  177     $   55
                                             Other                  127        105        100
                                                                 ------     ------     ------
                                                                    439        282        155
                                                                 ------     ------     ------
    Canada.................................  United States          172        159         83
                                             Other                   10          5         11
                                                                 ------     ------     ------
                                                                    182        164         94
                                                                 ------     ------     ------
    Western Europe.........................  United States           98         63         55
                                             Western Europe         838        664        750
                                             Other                  178        142        143
                                                                 ------     ------     ------
                                                                  1,114        869        948
                                                                 ------     ------     ------
    Other..................................                          13         11          5
                                                                 ------     ------     ------
                                                                 $1,748     $1,326     $1,202
                                                                 ======     ======     ======

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                              MILLIONS OF DOLLARS

                                                                ADDITIONS (DEDUCTIONS)
                                                        --------------------------------------
                                                        CHARGED TO                 WRITE-OFFS/      BALANCE
                                             BALANCE    COSTS AND    TRANSLATION    PAYMENTS/       DECEMBER
                                            JANUARY 1    EXPENSES    ADJUSTMENT       OTHER            31
                                            ---------   ----------   -----------   -----------     ----------
DESCRIPTION
YEAR ENDED DECEMBER 31, 1994
Trade Receivables -- Allowance for
  doubtful accounts.......................   $    33       $  4         $   1         $  (2)         $   36
Accumulated depreciation of plant,
  property and equipment..................     2,186        343           144          (158)(1)       2,515
YEAR ENDED DECEMBER 31, 1993
Trade Receivables -- Allowance for
  doubtful accounts.......................   $    40       $  6         $  (1)        $ (12)         $   33
Accumulated depreciation of plant,
  property and equipment..................     2,111        287           (95)         (117)(1)       2,186
YEAR ENDED DECEMBER 31, 1992
Trade Receivables -- Allowance for
  doubtful accounts.......................   $    48       $  5         $  (3)        $ (10)         $   40
Accumulated depreciation of plant property
  and equipment...........................     2,039        296          (104)         (120)(1)       2,111

---------------
(1) Principally retirements as well as companies sold during the year.

PROSPECTUS

                                ITT CORPORATION

                              Debt Securities and
                      Warrants to Purchase Debt Securities
                         ------------------------------

     ITT Corporation ("ITT" or the "Corporation") may offer or issue from time to time to or through underwriters, or directly to other purchasers or through agents, in one or more series, its unsecured debt securities ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and the Warrants being herein collectively called the "Securities") for proceeds up to $950,000,000, or the equivalent thereof if any of the Securities are denominated in foreign currency or a foreign currency unit. The Debt Securities of each series will be offered on terms determined at the time of sale. The Debt Securities and Warrants may be sold for U. S. dollars, foreign currencies or foreign currency units, and the principal of and any interest on the Debt Securities may be payable in U. S. dollars, foreign currencies or foreign currency units. The specific designation, aggregate principal amount, the currency or currency unit in which the principal and any interest is payable, the rate (or method of calculation) and the time of payment of any interest, authorized denominations, maturity, offering price, any redemption terms or other specific terms of the Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"). With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth a description of the Debt Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration, detachability and other terms of the Warrant.

                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

     The Securities may be sold by ITT directly to purchasers, through agents or dealers designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters. If underwriters or agents are involved in the offering of Securities, the name of the managing underwriter or underwriters or agents will be set forth in the Prospectus Supplement. If an underwriter, agent or dealer is involved in the offering of any Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to ITT from such offering will be the public offering price of the Securities less such discount in the case of an underwriter, the purchase price of the Securities less such commission in the case of an agent or the purchase price of the Securities in the case of a dealer, and less, in each case, the other expenses of ITT associated with the issuance and distribution of the Securities.

                         ------------------------------

                 The date of this Prospectus is April 20, 1992.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ITT OR ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THOSE TO WHICH IT RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AND/OR THE PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Annual Report on Form 10-K for the year ended December 31, 1991, filed by ITT with the Securities and Exchange Commission (the "Commission") (File No. 1-5627) is hereby incorporated by reference in this Prospectus.

     All documents filed by ITT with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ITT WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL HOLDER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO ITT AT ITS PRINCIPAL EXECUTIVE OFFICES, 1330 AVENUE OF THE AMERICAS, NEW YORK, NY 10019-5490, ATTENTION: CORPORATE SECRETARY (TELEPHONE NUMBER 212-258-1000).

                             AVAILABLE INFORMATION

     ITT is subject to the informational requirements of the 1934 Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission located at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, DC 20549 and at regional public reference facilities maintained by the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; and 75 Park Place, Room 1400, New York, NY 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Certain securities of ITT are listed on the New York and Pacific Stock Exchanges, and such reports, proxy statements and other information can also be inspected at the offices of such exchanges. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which ITT has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

                                      ITT

     ITT Corporation is a Delaware corporation, with World Headquarters at 1330 Avenue of the Americas, New York, NY 10019-5490. Until December 31, 1983, the corporation was known as International Telephone and Telegraph Corporation. It is the successor (since 1968) to a Maryland corporation incorporated in 1920. Unless the context otherwise indicates, references herein to ITT Corporation ("ITT") include its subsidiaries.

     ITT is a diversified multinational enterprise engaged, either directly or through subsidiaries, in manufacturing and selling automotive, components, fluid technology, defense, and forest products, and in providing and selling insurance, financial, communication and information, and hotel services. ITT has approximately 110,000 employees.

     On March 3, 1992, ITT and Alcatel Alsthom, a major French company, announced that an agreement had been signed for the sale of ITT's 30% equity interest in Alcatel N.V., a Netherlands joint venture company which is the largest telecommunications equipment manufacturer in the world, to Alcatel Alsthom, the owner of the other 70% of the joint venture company. The value of the transaction to ITT is estimated at approximately $3.6 billion. ITT will receive $1 billion in cash at the closing of the sale expected to take place mid-year 1992; two payments totalling approximately $1.6 billion in 1993 and 1994, and 9.1 million newly issued capital shares of Alcatel Alsthom, representing 7% of the outstanding shares of the French company, and valued at approximately $1 billion based on market price and exchange rates on the date of the agreement. Mr. Rand V. Araskog, Chairman, President and Chief Executive of ITT, will become a member of the board of directors of Alcatel Alsthom. ITT will retain the 7% equity interest for at least five years unless Alcatel Alsthom and ITT agree otherwise. The transaction is subject to the approval of the shareholders of Alcatel Alsthom and any governmental approvals as may be required. Alcatel N.V. was formed in 1986, when ITT and Alcatel Alsthom, then known as Compagnie Generale d'Electricite, transferred their respective telecommunications operations to the joint venture.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Securities will be added to the general funds of ITT and be used for its general corporate purposes including, but not limited to, the repayment of commercial paper borrowings, loans under bank credit agreements and other short-term debt, and the funding and refunding of investments in or extensions of credit to existing or future subsidiaries. Except as may be indicated in the Prospectus Supplement, no specific determination has been made as to the use of the proceeds of the Securities in respect of which this Prospectus is being delivered.

                       RATIO OF EARNINGS TO FIXED CHARGES

           YEAR ENDED DECEMBER 31,
---------------------------------------------
1991      1990      1989      1988      1987
-----     -----     -----     -----     -----
1.63      1.92      1.82      1.90      2.11

     These computations include ITT and its subsidiaries, and 50% or less equity companies. For the purpose of these ratios, "earnings" is determined by adding "fixed charges" (excluding interest capitalized), income taxes, minority common stockholders equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20% but less than 50% equity is owned. For this purpose, "fixed charges" consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized, (3) an interest factor attributable to rentals, and (4) preferred stock dividends of subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute unsecured general obligations of ITT and will be issued under one of the indentures described below (each an "Indenture"), in each case between ITT and a banking institution organized under the laws of the United States of America or of any State thereof (each a "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the applicable Indenture, a copy of which is filed as an exhibit to the Registration Statement. All article and section references appearing herein are to articles and sections of the applicable Indenture, and all capitalized terms have the meanings specified in the Indenture.

GENERAL

     None of the Indentures limits the amount of Debt Securities which may be issued thereunder. Each Indenture provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by ITT and may be denominated in any currency or currency unit designated by ITT. Reference is made to the Prospectus Supplement which accompanies this Prospectus for the following terms and other information with respect to the Debt Securities being offered thereby: (1) the title of the Debt Securities; (2) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be issued; (4) the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Debt Securities may be payable; (5) the date on which such Debt Securities will mature; (6) the rate per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate; (7) the dates on which such interest, if any, will be payable and the record dates for such payment dates; (8) the Trustee under the Indenture pursuant to which the Debt Securities are to be issued; (9) whether the Debt Securities are to be issued in the form of one or more global securities representing all Debt Securities of that series (each a "Global Security") and, if so, the identity of a depositary (the "Depositary") for such Global Security or Securities; and (10) any redemption terms or other specific terms.

     If any of the Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     The Debt Securities may be issued in fully registered form without coupons ("Fully Registered Securities"), or in a form registered as to principal only with coupons or in bearer form with coupons. Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be only Fully Registered Securities. In addition, Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "Global Securities" below. (Sections 3.1., 3.2)

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

CERTAIN COVENANTS OF ITT

     None of the Indentures will require ITT to maintain any Domestic Subsidiaries. Accordingly, if ITT elects not to maintain any Domestic Subsidiaries, none of the Indentures will provide any limitations on the activity of any ITT subsidiary. However, each Indenture will contain certain provisions applicable to any companies maintained as Domestic Subsidiaries, and such provisions are described below.

     Definition of Domestic Subsidiary. The term "Domestic Subsidiary" will be defined in each Indenture to mean any subsidiary which is neither a Foreign Subsidiary nor an Unrestricted Subsidiary. "Foreign Subsidiary" will be defined to mean any subsidiary substantially all of the operating assets of which are located, or substantially all of the business of which is carried on, outside the United States of America and its territories and possessions, but such term shall not include any subsidiary incorporated under the laws of any state of the United States, substantially all of the assets of which consist of securities of other subsidiaries. (Section 1.1.)

     Definitions of Restricted Subsidiary and Unrestricted Subsidiary. The term "Restricted Subsidiary" will be defined in each Indenture to mean any subsidiary other than an Unrestricted Subsidiary; and the term "Unrestricted Subsidiary" will be defined to mean any subsidiary less than 50% of the voting stock of which is owned directly by ITT and/or one or more Restricted Subsidiaries, and any subsidiary designated as an

Unrestricted Subsidiary by the ITT Board of Directors. A Restricted Subsidiary may at any time be designated as an Unrestricted Subsidiary, and an Unrestricted Subsidiary's designation as such may at any time be rescinded by the ITT Board of Directors; and any subsidiary may be the subject of a series of such designations and rescissions thereof, without limitation, except that: (i) a subsidiary may not become an Unrestricted Subsidiary if, upon the effectiveness thereof, it would own any capital stock of, or hold any indebtedness of, any Restricted Subsidiary; and (ii) an Unrestricted Subsidiary may not become a Restricted Subsidiary unless such subsidiary has outstanding no lien upon its property which such subsidiary would be prohibited, under the restriction on liens described below, from creating immediately after it becomes a Restricted Subsidiary and, with certain exceptions, such subsidiary is not a party to any lease which it would have been prohibited, under the restriction on sale and lease-back transactions described below, from entering into had it been a Restricted Subsidiary at the time it entered into such lease. (Section 1.1.) Among the subsidiaries to be designated initially as Unrestricted Subsidiaries are ITT's finance company subsidiaries.

     Definition of Consolidated Net Tangible Assets. The term "Consolidated Net Tangible Assets" will be defined in each Indenture to mean the total of all assets appearing on a consolidated balance sheet of ITT and its Domestic Subsidiaries prepared in accordance with generally accepted accounting principles as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined, but excluding (i) the book amount of all segregated intangible assets, (ii) all depreciation, valuation and other reserves, (iii) current liabilities, (iv) any minority interest in the stock and surplus of Domestic Subsidiaries, (v) investments in subsidiaries which are not Domestic Subsidiaries, (vi) deferred income and deferred liabilities, and (vii) other items deductible under generally accepted accounting principles. (Section 1.1.)

     Sale and Lease-Back. Each Indenture will provide that neither ITT nor any Domestic Subsidiary may enter into any sale and lease-back transaction (except for temporary leases of a term of not more than three years and except for leases between ITT and a Domestic Subsidiary or between Domestic Subsidiaries) involving the leasing by ITT or any Domestic Subsidiary of any Principal Property, more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless either (i) ITT applies an amount equal to the greater of the fair value (as determined by the ITT Board of Directors) of such property or the net proceeds of such sale, within 120 days, to the retirement of Debt Securities or other indebtedness ranking on a parity with the Debt Securities, or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes which are, or upon such acquisition, construction, development or improvement will be, a Principal Property or a part thereof, or
(ii) at the time of entering into such transaction, such Principal Property could have been subjected to a mortgage securing indebtedness in a principal amount equal to the Capitalized Lease-Back Obligation (as defined) with respect to such Principal Property under clause (1) of the provision for limitations on liens referred to below without securing the Debt Securities as contemplated by that provision. (Section 4.5.)

     The term "Capitalized Lease-Back Obligation" will be defined in each Indenture to mean the total net rental obligations of ITT or a Domestic Subsidiary under any lease entered into as part of a sale and lease-back transaction involving a Principal Property discounted to present value at the rate of 9% per annum. The term "Principal Property" will be defined in each Indenture to mean any single manufacturing or processing facility owned by ITT or any Domestic Subsidiary having a gross book value in excess of 2% of Consolidated Net Tangible Assets, except any such facility or portion thereof which the ITT Board of Directors by resolution declares is not of material importance to the total business conducted by ITT and its Domestic Subsidiaries as an entirety. (Section 1.1.)

     Liens. Each Indenture will prohibit ITT and its Domestic Subsidiaries from creating any mortgages or other liens upon any Principal Property (without securing the Debt Securities equally and ratably with all other indebtedness secured thereby), with the following exceptions: (a) mortgages or other liens on any such property acquired, constructed or improved by ITT or a Domestic Subsidiary to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or any mortgage or other lien on any such property existing at the time of acquisition thereof; (b) any mortgage or other lien on any property of another company existing at the time it is acquired by merger, consolidation or acquisition of substantially all of its stock or its assets; (c) pledges or deposits to secure payment of workers'

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

compensation or insurance premiums, or relating to tenders, bids, contracts (except contracts for the payment of money) or leases; (d) pledges or liens in connection with tax assessments or other governmental charges, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right; (e) pledges or liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling ITT or a Domestic Subsidiary to maintain self-insurance or to participate in other specified insurance arrangements; (f) mechanics', carriers', workmen's and other like liens; (g) encumbrances in favor of the U. S. Government to secure progress or advance payments; (h) mortgages, pledges or other liens securing any indebtedness incurred to finance the cost of property leased to the U. S. Government at a rental sufficient to pay the principal of and interest on such indebtedness; (i) mortgages or other liens securing indebtedness of a Domestic Subsidiary to ITT or to a Domestic Subsidiary; (j) mortgages, pledges or other liens affecting property securing indebtedness of a governmental authority issued to finance the cost of a pollution control program with respect to operations of ITT or a Domestic Subsidiary; (k) renewals and extensions of any permitted mortgage, lien, deposit or encumbrance, provided the amount secured is not increased; and (l) the creation of any other mortgage, pledge or other lien, if, after giving effect to the creation thereof, the total of (i) the aggregate principal amount of indebtedness of ITT and its Domestic Subsidiaries secured by all mortgages, pledges or other liens created under the provisions referred to in this clause
(l), plus (ii) the aggregate amount of Capitalized Lease-Back Obligations of ITT and its Domestic Subsidiaries under the entire unexpired terms of all leases entered into in connection with sale and lease-back transactions which would have been precluded by the provision for limitations on such transactions described above but for the satisfaction of the condition referred to in clause
(ii) of the description of such provision, will not exceed an amount equal to 5% of Consolidated Net Tangible Assets (as defined).

     The lease of any property and rental obligations thereunder (whether or not involving a sale and lease-back and whether or not capitalized) shall not be deemed to create a lien. The sale or other transfer of (a) timber or other natural resources in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such resources, or (b) any other interest in property of the character commonly referred to as a "production payment", shall not be deemed to create a lien. (Section 4.6.)

MODIFICATION OF INDENTURE

     Each applicable Indenture, the rights and obligations of ITT thereunder and the rights of the Holders thereunder may be modified with respect to one or more series of Debt Securities issued under such Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each such series (including Debt Securities of each such series issuable upon exercise of unexpired Warrants) affected by the modification or amendment. No modification of the terms of payment of principal or interest, and no modification reducing the percentage required for modifications, is effective against any Holder without his consent. For the purpose of these provisions solely, a holder of an unexpired Warrant shall be deemed to be the Holder of the principal amount of Debt Securities issuable upon exercise of such Warrant. (Section 10.2.)

EVENTS OF DEFAULT

     Except as may otherwise be set forth in each Prospectus Supplement, each Indenture provides that the following are Events of Default thereunder with respect to any series of Debt Securities issued thereunder: (i) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when and as the same shall be due and payable; (ii) default in the deposit of a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; (iii) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (iv) default for 60 days after notice in the performance of any other covenant in respect of the Debt Securities of such series contained in such Indenture; (v) acceleration of certain debt instruments of ITT, which acceleration shall not have been rescinded or annulled within 30 days after notice; (vi) certain events in bankruptcy, insolvency or reorganization of ITT; or (vii) any other Event of Default provided in the applicable Board Resolution or supplemental indenture under which such series of Debt Securities is issued. (Section 6.1.) An Event of Default with respect to a particular series of Debt Securities issued under an Indenture does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under such Indenture. The applicable Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal or interest) if it considers such withholding in the interests of such Holders. (Section 6.11.)

     If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the applicable Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all the Debt Securities of such series to be due and payable immediately, provided, however, that, subject to certain conditions, any such declaration and its consequences may be rescinded and annulled by the Holders of not less than a majority in aggregate principal amount of the Debt Securities of such series. (Section 6.1.)

     Each Indenture will require the annual filing by ITT with the applicable Trustee of a certificate, signed by a specified officer, stating whether or not such officer has obtained knowledge of any default by ITT in the performance, observance or fulfillment of any condition or covenant of such Indenture, and, if so, specifying each such default and the nature thereof. (Section 4.7.)

     Subject to provisions relating to its duties in case of default, a Trustee shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order or direction of any Holders, unless such Holders shall have offered to such Trustee reasonable indemnity. (Section 7.2.) Subject to such provisions for indemnification, the Holders of a majority in principal amount of the Debt Securities of any series may direct the time, method and place of conducting any proceeding or any remedy available to the appropriate Trustee, or exercising any trust or power conferred upon such Trustee, with respect to the Debt Securities of such series. (Section 6.9.)

PAYMENT AND TRANSFER

     Principal of, premium, if any, and interest, if any, on Fully Registered Securities are to be payable at the place or places designated by ITT for such purposes, provided that payment of interest, if any, may be made at the option of ITT by check mailed to the persons in whose names such Securities are registered at the close of business on the day or days specified in the Prospectus Supplement accompanying this Prospectus. The principal of, premium, if any, and interest, if any, on Debt Securities in other forms will be payable in such manner and at such place or places as may be designated by ITT and specified in the applicable Prospectus Supplement. (Sections 3.1., 4.1., 4.2.)

     Fully Registered Securities may be transferred or exchanged at the Corporate Trust Office of the Trustee under the applicable Indenture or at any other office or agency maintained by ITT for such purposes, subject to the limitations in the Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Debt Securities in other forms will be set forth in the applicable Prospectus Supplement. (Sections 3.1., 3.6.)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee of such Depositary to such Depositary, or to a successor of such Depositary or a nominee of such successor. (Section 2.4.)

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

     The specific terms of the depositary arrangement with respect to any series of Debt Securities and the rights of and limitations on owners of beneficial interests in a Global Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

DEFEASANCE

     Except as may otherwise be provided in the applicable Prospectus Supplement with respect to the Securities of any series (Section 3.1.), each Indenture provides that ITT shall be discharged from its obligations under the Securities of a series at any time prior to the Stated Maturity or redemption thereof when
(a) ITT has irrevocably deposited with the Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Securities are denominated to pay the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the Securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Securities of such series, and (b) ITT has paid all other sums payable with respect to the Securities of such series. Upon such discharge, the Holders of the Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Securities of such series, and replacement of lost, stolen or mutilated Securities, and shall look only to such deposited funds or obligations for payment. (Sections 12.1 and 12.3.)

     Under federal income tax law as of the date of this Prospectus, such deposit and discharge may be treated as an exchange of the related Securities. As a consequence, each Holder of such Securities might be required to recognize gain or loss equal to the difference between the Holder's cost or other tax basis for the Securities and the value of the Holder's interest in the trust. Such Holders thereafter might be required to include in income a different amount than would be includable in the absence of the discharge. Prospective investors are urged to consult their own tax advisers as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than the federal income tax law.

CONCERNING THE TRUSTEES

     Business and other relationships (including other trusteeships) between ITT and its subsidiaries and each Trustee under any Indenture pursuant to which any of the Debt Securities to which the Prospectus Supplement accompanying this Prospectus relates are described in such Prospectus Supplement.

                            DESCRIPTION OF WARRANTS

     The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of one or more separate Warrant Agreements (each a "Warrant Agreement"), in each case between ITT and a banking institution organized under the laws of the United States of America or any State thereof, as Warrant Agent (each a "Warrant Agent"), a form of which is filed as an exhibit to the Registration Statement.

GENERAL

     The Warrants, whether evidenced by Warrant Certificates (the "Warrant Certificates") or not so evidenced, may be issued under a Warrant Agreement independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Warrants; (iii) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (iv) if applicable, the date on and after which the Warrants and the related Debt Securities will be

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

separately transferable; (v) the principal amount of Debt Securities purchasable upon exercise of one Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (vii) federal income tax consequences; (viii) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form; (ix) whether the Warrants will be issued in certificated or uncertificated form; and (x) any other terms of the Warrants.

     Warrant Certificates, if any, may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant Agent or any Co-Warrant Agent, which will be listed in the Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Debt Securities (except to the extent that the consent of Warrantholders may be required for certain modifications of the terms of the Indenture and the series of Debt Securities issuable upon exercise of the Warrants) and are not entitled to payments of principal, premium, if any, or interest, if any, on such Debt Securities.

EXERCISE OF WARRANTS

     Warrants may be exercised by surrendering the Warrant Certificate, if any, at the corporate trust office of the Warrant Agent or at the corporate trust office of the Co-Warrant Agent, if any, with the form of election to purchase on the reverse side of the Warrant Certificate, if any, properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon exercise of Warrants, the Warrant Agent or Co-Warrant Agent, if any, will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising Warrantholder and at the sole cost and risk of such holder. If less than all of the Warrants evidenced by the Warrant Certificate, if any, are exercised, a new Warrant Certificate will be issued, if sufficient time exists prior to the expiration of the exercise period, for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

     ITT may sell the Securities (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to ITT from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Prospectus Supplement if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may also be sold directly by ITT or through agents designated by ITT from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered is named, and any commissions payable by ITT to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of the Securities, ITT may utilize the services of another entity to conduct an electronic "Dutch Auction" of the Securities among potential purchasers who are eligible to participate in the auction of such Securities, as described in the Prospectus Supplement.

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

     If so indicated in the Prospectus Supplement, ITT will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by ITT. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at any time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Securities are being sold to underwriters, ITT shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of ITT or such institutional investors thereunder.

     Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from ITT and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Act"). Under agreements which may be entered into by ITT, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by ITT against certain civil liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make with respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, ITT or subsidiaries of ITT in the ordinary course of their respective businesses.

                                 LEGAL OPINIONS

     The legality of the Securities offered hereby will be passed upon for ITT by Howard J. Aibel, Esq., its Executive Vice President and General Counsel, or such other attorney of ITT as ITT may designate, and for the Underwriters by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019-7415. Mr. Aibel has an interest in certain securities of ITT. Cravath, Swaine & Moore acts from time to time as legal counsel to ITT on various matters.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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